                               SCHEDULE 14A INFORMATION

                     Proxy Statement Pursuant to Section 14(a) of
                         the Securities Exchange Act of 1934

Filed by Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement        [ ]    Confidential, for Use of the
                                                     Commission Only
                                             (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                     RADIUS INC.

         --------------------------------------------------------------------
                   (Name of Registrant as Specified in Its Charter)

         --------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a6(i)(4) and 0-11
     1)   Title of each class of securities to which transaction applies:

          ------------------------------------------------------------------
     2)   Aggregate number of securities to which transaction applies:

          ------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ------------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

          ------------------------------------------------------------------
     5)   Total fee paid:

          ------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)   Amount Previously Paid:

          ------------------------------------------------------------------
     2)   Form, Schedule or Registration Statement No.:

          ------------------------------------------------------------------
     3)   Filing Party:

          ------------------------------------------------------------------
     4)   Date Filed:

          ------------------------------------------------------------------

[LOGO]


January 15, 1999


To Our Shareholders:

     You are cordially invited to attend the 1999 Annual Meeting of Shareholders of Radius Inc. to be held at Radius Inc.'s offices at 460 East Middlefield Road, Mountain View, California 94043 on Friday, February 26, 1999 at 11:00 a.m.

     The matters expected to be acted upon at the meeting are described in detail in the Notice of Annual Meeting of Shareholders and the Proxy Statement following this letter. Audited financial statements and certain other useful information are included in Appendix A to the Proxy Statement entitled "Additional Information for Shareholders."

     It is important that you use this opportunity to take part in the affairs of your company by voting on the business to come before the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT prevent you from attending the meeting and voting your shares in person. Note that if your shares are not held in your name, however, you must bring a letter of authorization from the record holder confirming your beneficial ownership of the shares, if you intend to vote the shares at the meeting.

     We look forward to seeing you at the meeting.

                                                  Sincerely,


                                                  /s/ Mark Housley


                                                  Mark Housley
                                                  Chairman & CEO

                                    RADIUS INC.

                             460 EAST MIDDLEFIELD ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043-4037

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Shareholders of Radius Inc. (the "Company") will be held at the offices of the Company at 460 East Middlefield Road, Mountain View, California 94043 on Friday, February 26, 1999 at 11:00 a.m. for the following purposes:


     1. To elect seven directors of the Company to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified or until their earlier resignation or removal. The Board of Directors intends to nominate the following individuals for election: Charles W. Berger; Michael D. Boich; Mark Housley; John C. Kirby, Henry V. Morgan, all currently serving as directors, as well as John Cirigliano and Stephen Manousos.


     2. To authorize an additional 137,500 shares of Common Stock for issuance under the Company's Stock Option Plan.


     3. To adopt the Company's 1999 Employee Stock Purchase Plan and authorize 137,500 shares of Common Stock for issuance under such Plan.


     4. To amend the Company's articles of incorporation to effectuate a name change.

     5. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the current fiscal year.

     6. To transact such other business as may properly come before the meeting.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on December 28, 1998 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                        By Order of the Board of Directors


                                        /s/ Henry V. Morgan


Mountain View, California               Henry V. ("Hank") Morgan
January 15, 1999                        Secretary

--------------------------------------------------------------------------------
                                    RADIUS INC.

                                  PROXY STATEMENT

                                  JANUARY 15, 1999
--------------------------------------------------------------------------------
                                      GENERAL

     The accompanying proxy is solicited on behalf of the Board of Directors of Radius Inc., a California corporation (the "Company"), for use at the 1999 Annual Meeting of Shareholders of the Company to be held at the principal executive offices of the Company at 460 East Middlefield Road, Mountain View, California 94043 on Friday, February 26, 1999 at 11:00 a.m. Pacific Time (the "Meeting"). Only holders of record of the Company's Common Stock on December 28, 1998 (the "Record Date") will be entitled to vote at the Meeting. On the Record Date, the Company had 5,532,174 shares of Common Stock outstanding and entitled to vote at the Meeting. A majority, or 2,766,088 of these shares represented in person or by proxy will constitute a quorum for the transaction of business at the Meeting. This Proxy Statement and the accompanying proxy were first mailed to shareholders on or about January 22, 1999.

     Holders of the Company's Common Stock are entitled to one vote for each share held as of the Record Date. Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by (i) a writing delivered to the Company stating that the proxy is revoked, (ii) a subsequent proxy executed by the person executing the prior proxy and presented at the Meeting, or (iii) attendance at the Meeting and voting in person. PLEASE NOTE, HOWEVER, THAT IF A SHAREHOLDER'S SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND THAT SHAREHOLDER WISHES TO VOTE AT THE MEETING, THE SHAREHOLDER MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE CONFIRMING THAT SHAREHOLDER'S BENEFICIAL OWNERSHIP OF THE SHARES.

     In the event that sufficient votes in favor of the proposals are not received by the date of the Meeting, the proxyholder may propose one or more adjournments of the Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the shares present in person or represented by proxy at the Meeting.

     The expenses of soliciting proxies in the form accompanying this Proxy Statement will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and/or its agents may also solicit proxies by mail, telephone, facsimile or in person. The Company has retained Skinner & Co., a proxy solicitation firm, and will pay Skinner & Co. a fee of approximately $3,500, plus expenses estimated at $3,500. In addition, the Company will request brokers, custodians, nominees and other record holders of the Company's Common Stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and to request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

                                  PROPOSAL NO. 1
                               ELECTION OF DIRECTORS


     At the Meeting, shareholders will elect a board of seven directors to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified or until their earlier resignation or removal. Shares represented by a proxy returned to the Company will be voted for the election of the nominees set forth below unless the proxy is marked in such a manner as to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to, or for good cause will not, serve as a director. Directors are elected by the affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy and voting at the Meeting. Abstentions will have no effect. Broker non-votes will be disregarded. All nominees, except Mr. Cirigliano and Mr. Manousos, currently serve on the Company's Board of Directors (the "Board").


DIRECTORS/NOMINEES

The names of the nominees, and certain information about them (including their respective terms of service), are set forth below:


                                                                                                  Director
     Name of Nominee                    Age      Principal Occupation                              Since
     ---------------                    ---      --------------------                             --------
     Charles W. Berger (1) (2)           45      Chairman of the Board and Chief                    1993
                                                 Executive Officer of Imgis, Inc.

     Michael D. Boich  (2)               45      Investor                                           1986


     John Cirigliano                     56      President of CLB Associates                        n/a

     Mark Housley                        42      Chairman, President and Chief Executive            1997
                                                 Officer of the Company

     John C. ("Jack") Kirby (1)          54      Executive Vice President of KH Consulting Group    1997


     Henry V. ("Hank") Morgan            59      Chief Financial Officer and Senior Vice            1998
                                                 President of Redcreek Communications, Inc.

     Stephen Manousos                    48      Chief Executive Officer and Director of            n/a
                                                 Post Digital Software, Inc.


--------------------------------
(1)  Member of the Audit Committee
(2)  Member of the Compensation Committee

     MR. BERGER was appointed President, Chief Executive Officer and a director of the Company in March 1993 and Chairman of the Board of Directors in March 1994. He resigned as CEO in July 1997 and as Chairman in December 1997. He is currently Chairman and CEO of Imgis, Inc., an Internet advertising company. He is also on the board of directors of Splash Technology Holdings, Inc., a publicly traded company that was organized around the Company's color server group in January 1996. From April 1992 until he joined the Company, Mr. Berger was Senior Vice President, Worldwide Sales, Operations and Support for Claris Corporation, a subsidiary of Apple Computer, Inc. ("Apple") that develops and markets application software. From February 1991 to April 1992, he was President of Sun Microsystems Federal, Inc., a subsidiary of Sun Microsystems, Inc. ("Sun"), a manufacturer of computer work stations. From July 1989 to February 1991, he served as Vice President of Business Development for Sun, and from March 1989 to July 1989, he was Sun's Vice President of Product Marketing. From April 1982 to March 1989, Mr. Berger held numerous executive positions involving sales, marketing, business development and finance for Apple.

     MR. BOICH has been a director of the Company since its inception in May 1986 and was the Chairman of the Board of Directors from April 1991 until March 1994. Mr. Boich was President and Chief Executive Officer of Rendition, Inc., a developer of graphics chips, from March 1994 until its sale in 1998. Mr. Boich served as the

Company's President and Chief Executive Officer from its inception until April 1991 and again assumed these positions from September 1992 through February 1993. From July 1985 to April 1986, Mr. Boich worked as an independent data communications consultant. From March 1982 to July 1985, Mr. Boich was employed by Apple, where he was part of the original Macintosh development team and was responsible for applications software acquisitions and promoting third-party software development for the Macintosh.


     MR. CIRIGLIANO, as president and founder of the privately held consulting firm of CLB Associates, has advised or invested in dozens of emerging companies in a range of industries including manufacturing, marketing, communications, software and hardware since 1986. Such work has focused on operating or strategic initiatives and implementations designed to significantly improve client company operations and enhance equity values. In such capacity, Mr. Cirigliano advised the Company from 1995 until 1998. Prior to his association with CLB Associates, Mr. Cirigliano was a managing director with Merrill Lynch Capital Markets for ten years, where he headed the team that developed a highly successful zero coupon convertible product. Mr. Cirigliano also co-founded Copaquen Associates, a privately-held computer software development and advisory firm, and Corporate Property Investors, a large, privately held real estate investment trust now part of Simon DeBartolo. From 1991 to 1997, he was a Director of Ajax Electric Corp., a leading domestic distributor of electric motors and served as a Senior Advisor to "The Red Herring" magazine as well as on the Advisory Board of Outward Bound U.S.A. and The Endowment Trust. Mr. Cirigliano received his BA from Columbia University and his JD from New York Law School.


     MR. HOUSLEY has been President and Chief Operating Officer of the Company since January 1997, CEO since August 1997 and Chairman since December 1997. From March 1995 until October 1996, Mr. Housley was founder and Vice President of marketing of Spectrum Wireless, Inc., a manufacturer of wireless infrastructure products. From May 1992 until March 1995, Mr. Housley held various positions of responsibility for the Company and its predecessor SuperMac Technologies, Inc., including Vice President and General Manager of the Company's Color Publishing Division. From October 1990 until May 1992, Mr. Housley was a Vice President for Siemens AG in Santa Clara, a multinational manufacturer of electronic equipment, directing product marketing and planning.

     MR. KIRBY has been a principal and Executive Vice President of KH Consulting Group since 1986. Mr. Kirby is responsible for this firm's reorganization and financial restructuring practice. In this capacity, Mr. Kirby has represented various debtors, secured parties, trade creditors and corporate buyers and frequently assumes a management role in the client. From early 1995, Mr. Kirby was President and CEO of Cabrillo Crane & Rigging, Inc., a wholly owned subsidiary of Wells Fargo Bank, until its sale in late 1997. From 1992 until 1994, Mr. Kirby was Vice President and CFO of Everex Systems, Inc.

     MR. MORGAN joined the Company in February 1997 as Chief Financial Officer and Senior Vice President, Finance and Administration. He resigned from these positions in September 1998 in order to assume his current duties at Redcreek Communications, Inc., an Internet start up company. He remained Secretary to the Company and was appointed to the Board of Directors in October 1998. During 1995 and 1996, Mr. Morgan was Executive Vice President and Chief Financial Officer of Connect, Inc. of Mountain View, California, an Internet-based interactive commerce applications software company. From 1989 through 1994, Mr. Morgan was Executive Vice President and Chief Financial Officer of Logitech International, S.A., a computer mouse manufacturer.


     MR. MANOUSOS co-founded and has served as Chief Executive Officer and Director of Post Digital Software, Inc. since June 1996. Post Digital is an electronic prepress and digital printing company dedicated to creating and marketing powerful, professional video applications. Currently, Post Digital operations are being wound down. From April 1991 until June 1996, Mr. Manousos co-founded and served as Vice President of Sales and Marketing, and later Vice President of Sales at Fractal Design Corporation, and was a member of its Board of Directors until the company was acquired by MetaTools in May 1997. While at Fractal, Mr. Manousos managed the sales and marketing teams
and was responsible for the company's product packaging.   Prior to Fractal,
Mr. Manousos spent 17 years in newspaper editing and writing, including a stint as an editor on the national desk of the Los Angeles Times.


THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

     Standing committees of the Board include an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing a similar function.

     Messrs. Kirby and Berger are currently the members of the Audit Committee. The Audit Committee meets with the Company's independent auditors concerning the scope of their annual audit, the findings of the auditors with respect to the Company's accounting systems and controls, and other matters relating to the preparation of the Company's audited financial statements. If elected, it is expected that Mr. Morgan will join the Audit Committee.

     Messrs. Boich and Berger are currently the members of the Company's Compensation Committee. The Compensation Committee considers all matters of executive compensation and makes recommendations to the Board regarding the compensation of the Company's executive officers and the establishment of employee benefit plans generally. The Compensation Committee also administers the Company's stock option plans and makes stock option awards to executive officers. If elected, it is expected that Mr. Manousos will join the Compensation Committee.

     During the year ended September 30, 1998, the Board met six times, the Audit Committee met four times, and the Compensation Committee met once. None of the nominees for director attended fewer than 75% of the aggregate total number of meetings of the Board of Directors (held during the period for which he was a director) and the total number of meetings held by all committees of the Board of Directors on which he served (held during the period that he served).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised of former officers of the Company. Mr. Berger was President and Chief Executive Officer of the Company from March 1993 until July 1997. Mr. Boich was President and Chief Executive Officer of the Company from May 1986 until April 1991 and from September 1992 through February 1993.

COMPENSATION OF DIRECTORS

     Board members are reimbursed for expenses incurred in attending board or committee meetings. Except as described below, they are not otherwise compensated for attending board or committee meetings.

     The 1994 Directors Stock Option Plan (the "1994 Directors Plan") was adopted by the Company's Board on December 14, 1994 and approved by the Company's shareholders on February 15, 1995. A total of 19,000 shares of the Company's Common Stock have been reserved for issuance under the 1994 Directors Plan (consisting of 10,000 shares allocated to the 1994 Directors Plan at the time of its adoption by the Board plus 9,000 shares that were authorized for issuance, but not issued or subject to outstanding options, under the Company's 1990 Directors' Stock Option Plan (the "Prior Directors Plan") as of September 30, 1998). In addition, shares of the Company's Common Stock issuable upon exercise of outstanding stock options granted under the Prior Directors Plan that expire or become unexercisable for any reason after September 30, 1998 will be available for issuance under the 1994 Directors Plan. A total of 1,000 options are outstanding under the Prior Directors Plan. Although options granted prior to termination of the Prior Directors Plan remain outstanding in accordance with their terms, no further options may be granted under the Prior Directors Plan.

     The 1994 Directors Plan provides for the automatic grant of 1,000 nonqualified stock options ("NQSOs") to non-employee members of the Board upon appointment to the Board and annual grants of 250 NQSOs on each anniversary of a director's initial grant under either the Prior Directors Plan or the 1994 Directors Plan, provided the Director continues to serve on the Board at such time. In addition, each director who received a grant to purchase 125 shares under the Prior Directors Plan after August 30, 1994 and before February 15, 1995 was eligible to receive a one time grant under the 1994 Directors Plan to purchase 125 shares of the Company's Common Stock. Options granted under the 1994 Directors Plan vest on the anniversary date of the grant at the rate of 25% per year. During fiscal 1998, Messrs. Boich and Kirby each received an option to purchase 250 shares of Common Stock at an exercise price of $2.375 and $2.968 per share.

     All director stock options were granted with an exercise price equal to the market price of the Company's Common Stock on the date of grant. All options granted have a term of ten years.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

     The provisions of Section 317 of the California Corporations Code, Article V of the Company's Articles of Incorporation and Article VI of the Company's Bylaws provide for indemnification to the fullest extent permitted by law for expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any person is or was a director, officer or employee of the Company. In addition, Article IV of the Company's Articles of Incorporation provides that the liability of the Company's directors shall be eliminated to the fullest extent permissible under the California Law.

     The Company has entered into Indemnity Agreements with each of its current directors to give such directors additional contractual assurances regarding the scope of the indemnification and liability limitations set forth in the Company's Articles of Incorporation and Bylaws.

     The Company currently carries a director and officer liability insurance policy with a per claim and annual aggregate coverage limit of $7.5 million.

                                    PROPOSAL NO. 2
             AUTHORIZATION TO INCREASE THE NUMBER OF SHARES ISSUABLE
                        UNDER THE COMPANY'S STOCK OPTION PLAN

     The Board of Directors has approved and recommends to the shareholders that they approve an amendment to the Company's 1995 Stock Option Plan (the "Option Plan") to increase the aggregate number of shares of Common Stock that may be issued under the Option Plan by 137,500 shares. The Board of Directors believes that the Option Plan has played, and will continue to play, a major role in enabling the Company to attract and/or retain certain officers, directors and other key employees. Options granted to such individuals through the Option Plan provide personnel with long-term incentives that are consistent with the Company's compensation policy of providing compensation that is closely related to the performance of the Company. As of December 31, 1998, 68,233 shares had been issued on exercise of stock options granted under the Option Plan, 686,845 shares were subject to outstanding option grants and 21,317 options were available for future grant under the Option Plan. To allow the Company to continue to obtain the benefit of incentives available under the Option Plan, the Company's Board of Directors has adopted and recommended for submission to the shareholders for their adoption a proposal to increase the number of shares that may be issued upon the exercise of options granted under the Option Plan. The Board of Directors considers the Option Plan typical of comparable plans commonly utilized by technology companies in the Silicon Valley area, and the Option Plan is described in greater detail below.

     This authorization requires the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Meeting. Abstentions will be counted toward the number of shares represented and voted at the Meeting. Broker non-votes will be disregarded.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AUTHORIZATION TO INCREASE THE NUMBER OF SHARES ISSUABLE UNDER THE COMPANY'S STOCK OPTION PLAN.

DESCRIPTION OF THE 1995 STOCK OPTION PLAN

     HISTORY. The Stock Option Plan was adopted by the Company's Board on December 20, 1995; amended on December 18, 1996 and December 8, 1997 by the Board; and in each case was ratified by the Company's shareholders at the following annual meeting.

     PURPOSE. The purpose of the Option Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company by offering them an opportunity to participate in the Company's future performance.

     PLAN ADMINISTRATION. The Option Plan is administered by the Compensation Committee of the Board of Directors References herein to the "Board" mean the Compensation Committee appointed by the Board unless clearly indicated to the contrary.

     Except as otherwise limited by the Option Plan, the Board determines the optionees, the number of shares subject to each option, the exercise prices, the exercise periods, the vesting schedules and the dates of grants. The Board has delegated to the Company's Chief Executive Officer the authority to grant options to all eligible persons other than executive officers. Each option granted pursuant to the Option Plan is evidenced by a Stock Option Grant (the "Grant") issued by the Company and a Stock Option Exercise Notice (the "Exercise Notice") completed at the time of option exercise.

     The Board has the authority to construe and interpret any provision of the Option Plan, and such interpretations are binding on the Company and the employees. The Board does not receive any compensation for administering the Option Plan.

     ELIGIBILITY. All officers, directors, employees, independent contractors, advisors and consultants of the Company or any parent, subsidiary or affiliate of the Company are eligible to receive option grants under the Option Plan (provided that, in the case of independent contractors, advisors and consultants, such persons render bona fide services to the Company). As of December 31, 1998, there were approximately 60 persons eligible to receive awards of stock options under the Option Plan and 51 persons held outstanding grants.

     TYPE OF OPTION.  Both incentive stock options ("ISOs"), as defined in
Section 422 of the Internal Revenue Code (the "Code"), and non-qualified stock options ("NQSOs") may be granted under the Option Plan. The Option Plan limits the aggregate fair market value (determined as of the time the option is granted) of the shares with respect to which ISOs are exercisable for the first time by the optionee during any calendar year to not more than $100,000. There is no similar limit on NQSOs granted under the Option Plan.

TERMS OF THE OPTIONS.

     - VESTING. Options under the Option Plan generally become exercisable or vest on a monthly basis over a fifty-month period.

     - EXPIRATION DATE. Options granted under the Option Plan may be exercisable, subject to vesting, for up to ten years after the option grant date, except that an ISO granted to a person owning ten percent or more of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company (a "Ten Percent Shareholder") must be exercised within five years of the option grant date.

     - EXERCISE PRICE. Each Grant states the exercise price of the option. The exercise price of an option granted under the Option Plan must be equal to the fair market value per share of the Company's Common Stock on the date of grant, except that NQSOs may be granted with an exercise price equal to or greater than 85% of the fair market value of the Company's Common Stock on the date of grant. The exercise price of an option granted to a Ten Percent Shareholder must be at least equal to 110% of the fair market value per share on the date of the grant. The Board determines such fair market value on the date of grant based upon the closing price of the Company's Common Stock on the Nasdaq National Market on the date of grant.

     - OPTION EXERCISE AND PAYMENT ALTERNATIVES. To exercise an option, the optionee must deliver to the Company an executed Exercise Notice and full payment for the shares being purchased. Payment may be made:
          (i) in cash; (ii) by surrender of fully paid shares of the Company's Common Stock; (iii) where permitted by applicable law and approved by the Board, by tender of a full recourse promissory note having such terms as determined by the Board; (iv) by waiver of compensation due or accrued to an optionee for services rendered; (v) by cancellation of indebtedness of the Company to the optionee; (vi) through a "same day sale"; (vii) through a "margin commitment"; or (viii) through any combination of the foregoing where approved by the Board.

     - NONTRANSFERABILITY OF OPTIONS. Options granted under the Option Plan may not be transferred by the optionee other than by will or by the laws of descent and distribution. During the lifetime of an optionee, options may be exercised only by the optionee or his or her legal representative.

     - TERMINATION OF EMPLOYMENT. If an optionee's employment or other association with the Company is terminated for any reason other than death or disability, any outstanding option, to the extent that it was exercisable on the date of such termination, may be exercised by the optionee within thirty days after such termination, but in no event later than the expiration of the option. If an optionee's association with the Company is terminated because of the optionee's death or disability within the meaning of Section 22(e)(3) of the Code, any outstanding option, to the extent that it was exercisable on the date of such termination, may be exercised by the optionee, (or optionee's legal representative or authorized assignee) within twelve months after such termination, but in no event later than the expiration of the option. Neither the Option Plan nor any Grant impose any obligation on the Company to continue an optionee's employment or other association with the Company.

     - MODIFICATION AND ADJUSTMENT OF OPTIONS. If the number of outstanding shares of Common Stock of the Company is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, the number of shares of Common Stock available for option grants under the Option Plan and the number of shares and the exercise price per share for each outstanding option will be proportionately adjusted, subject to any required action by the Board or shareholders of the Company.

     - CHANGE IN CONTROL. In the event of a transaction in which the Company is not the surviving corporation (or a merger in which the Company is the surviving corporation but after which the shareholders of the Company immediately prior to the merger cease to own their shares in the Company) and the successor corporation does not assume the options or substitute equivalent options, the outstanding options under the Option Plan will expire upon the consummation of such event at such times and on such conditions as the Board determines.

     - AMENDMENTS AND TERMINATION. The Board may amend or terminate the Option Plan at any time and in any respect, including modifying the form of the Grant or the Exercise Notice, except that no amendment of the Option Plan may adversely affect any outstanding option or unexercised portion thereof without the optionee's written consent. The Option Plan will continue in effect until December 2005, subject to earlier termination by the Board of Directors.

FEDERAL INCOME TAX INFORMATION

THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND PARTICIPANTS UNDER THE OPTION PLAN. THE FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPANT WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPANT HAS BEEN AND IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE OPTION PLAN.

     - INCENTIVE STOCK OPTIONS. A participant will recognize no income upon grant of an ISO and incur no tax on its exercise (unless the participant is subject to the alternative minimum tax ("AMT")). If the participant holds the stock acquired upon exercise of an ISO (the "ISO Shares") for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the participant generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

     - DISQUALIFYING DISPOSITIONS. If the participant disposes of ISO Shares prior to the expiration of either required holding period (a "disqualifying disposition"), the gain realized upon such disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be long-term or short-term capital gain, depending on the amount of time the ISO Shares were held by the participant.

     - ALTERNATIVE MINIMUM TAX. The difference between the fair market value of the ISO Shares on the date of exercise and the exercise price is an adjustment to income for purposes of the AMT. The AMT (imposed to the extent it exceeds the taxpayer's regular tax) is 26% of an individual taxpayer's alternative minimum taxable income (28% in the case of alternative minimum taxable income in excess of $175,000).
          Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing the income by certain tax preference items (including the difference between the fair market value of the ISO Shares on the date of exercise and the exercise price) and reducing this amount by the applicable exemption amount ($45,000 in case of a joint return, subject to reduction under certain circumstances). If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

     - NONSTATUTORY STOCK OPTIONS. A participant will not recognize any taxable income at the time a NQSO is granted. However, upon exercise of a NQSO, the participant must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise (or, in the case of exercise for stock subject to a substantial risk of forfeiture, at the time such forfeiture restriction lapses) and the participant's exercise price. In the case of stock subject to a substantial risk of forfeiture, if the optionee makes an 83(b) election, the included amount must be based on the difference between the fair market value on the date of exercise and the option exercise price. The included amount must be treated as ordinary income by the participant and may be subject to withholding by the Company (either by payment in cash or withholding out of the participant's salary). Upon resale of the shares by the participant, any subsequent appreciation or depreciation in the value of shares will be treated as capital gain or loss.

     - MAXIMUM TAX RATES. The maximum tax rate applicable to ordinary income is 39.6%. Long-term capital gain will be taxed at a maximum of 20%. For this purpose, in order to receive long-term capital gain treatment, the stock must be held for more than one year. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income.

     - TAX TREATMENT OF THE COMPANY. The Company generally will be entitled to a deduction in connection with the exercise of a NQSO by a participant to the extent that the participant recognizes ordinary income. The Company will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the participant recognizes ordinary income on a disqualifying disposition of the ISO Shares.

     - ERISA. The Option Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

                                   PROPOSAL NO. 3
     TO ADOPT THE COMPANY'S 1999 EMPLOYEE STOCK PURCHASE PLAN AND AUTHORIZE THE
             ISSUANCE OF 137,500 SHARES OF COMMON STOCK UNDER SUCH PLAN


     The Board of Directors has approved and recommends to the shareholders that they approve the adoption of the Company's 1999 Employee Stock Purchase Plan (the "1999 Purchase Plan") and the reservation for issuance of 137,500 shares of Common Stock under the Purchase Plan. The existing 1990 Employee Stock Purchase Plan (the "Prior Plan") is scheduled to expire in June 2000 and will terminate early upon shareholder approval of this Proposal No. 3 and implementation of the 1999 Purchase Plan. Any shares authorized for issuance under the Prior Plan and not issued upon its termination will be reserved for issuance under the 1999 Purchase Plan in addition to the 137,500 shares initially reserved. The Board of Directors believes that the Prior Plan has played and that the 1999 Purchase Plan will continue to play, a major role in enabling the Company to attract and/or retain certain officers, directors and other key employees. Shares purchased through the 1999 Purchase Plan will provide personnel with long-term incentives that are consistent with the Company's compensation policy of providing compensation that is closely related to the performance of the Company. As of the date of December 31, 1998, 49,100 shares had been issued under the Prior Plan and 15,900 shares were available for future issuance under the Prior Plan. To allow the Company to continue to obtain the benefit of incentives available under the Prior Plan, the Company's Board of Directors has adopted the 1999 Purchase Plan and recommends its adoption by the shareholders along with the reservation of 137,500 shares of common stock for issuance under the 1999 Purchase Plan. The Board of Directors considers the 1999 Purchase Plan typical of comparable plans commonly utilized by technology companies in the Silicon Valley area, and the 1999 Purchase Plan is described in greater detail below.


     This authorization requires the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Meeting. Abstentions will be counted toward the number of shares represented and voted at the Meeting. Broker non-votes will be disregarded.


THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF
 PROPOSAL NO. 3.


DESCRIPTION OF THE 1999 EMPLOYEE STOCK PURCHASE PLAN


     HISTORY. The 1999 Purchase Plan was adopted by the Board of Directors (the "Board") as of December 16, 1998 and 137,500 shares of common stock were reserved for issuance under it, subject to shareholder approval. The 1999 Purchase Plan has a term of ten years. The Prior Plan was adopted by the Board on June 19, 1990 and would automatically expire on June 18, 2000. The 1999 Purchase Plan will replace the Prior Plan at the beginning of the first offering period under the 1999 Purchase Plan. Shares previously reserved for issuance under the Prior Plan and not issued upon such termination of the Prior Plan will be reserved for issuance under the 1999 Purchase Plan. The number of shares of Common Stock reserved for issuance under the Prior Plan was initially 30,000 and increased to 65,000 in 1995.


     PURPOSE. The purpose of the 1999 Purchase Plan is to provide employees of the Company, or any parent or subsidiary thereof, with a convenient means to acquire equity in the Company at a reduced price through payroll deductions, and to provide an incentive for continued employment. The 1999 Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986 (the "Code").


     ADMINISTRATION. The 1999 Purchase Plan may be administered by the Board or by a committee appointed by the Board (the "Committee"). References to the "Committee" in this description of the 1999 Purchase Plan means either such committee or the Board, unless clearly indicated otherwise.


     The Committee has the authority to construe and interpret any provision of the 1999 Purchase Plan and such interpretations are binding on the Company and its employees. Members of the Board do not receive any compensation for administering the 1999 Purchase Plan.


     ELIGIBILITY. All employees of the Company, or any designated parent or subsidiary thereof, are eligible to participate in the 1999 Purchase Plan except the following: (i) employees who are not employed by the Company on the day before the beginning of an offering period (as described below); (ii) employees who are customarily employed for less than 20 hours per week; (iii) employees who are customarily employed for less than 5 months in a calendar year; (iv) employees who own or hold options to purchase or who, as a result of participation in the 1999 Purchase Plan, would own stock or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock in the Company pursuant to Section 425(d) of the Code; and (v) independent contractors unless federal tax withholding is required in connection with payments to such contractors


TERMS OF THE 1999 PURCHASE PLAN


     - OFFERING AND PURCHASE PERIODS Offering periods, except for the initial offering period which will begin on a date determined by the Committee, will be twelve months in duration beginning April 1 and October 1 of each year and ending on March 31 and September 30 of each following year. Each offering period will be comprised of two six month purchase periods (except for the first offering period). Stock is purchased on the last day of each purchase period. The Board may change the timing and duration of an offering or purchase without shareholder approval.


     - PAYROLL DEDUCTIONS. Employees will participate in the 1999 Purchase Plan during each offering period through payroll deductions. An employee sets the rate of such payroll deductions, which may not be less than 2% nor more than 10% of the employee's base salary or wages, bonuses, overtime and commissions, unreduced by the amount by which the employee's salary is reduced pursuant to Sections 125 or 401(k) of the Code. These payroll deductions are made during the entire purchase period and on the last day of the purchase period are applied to purchase stock at a reduced price. Once enrolled, a participating employee will automatically participate in each succeeding offering period unless such employee withdraws from the 1999 Purchase Plan. The employee may increase or lower the rate of payroll deductions for the current offering period and prior to any upcoming offering period, but not more than one decrease and one increase may be made effective during any offering period.


     - PURCHASE PRICE. The purchase price of shares that may be acquired in any purchase period under the 1999 Purchase Plan is 85% of the lesser of (i) the closing price of the shares on the Nasdaq SmallCap Market on the day prior to the first day of the offering period or (ii) the closing price of the shares on the last day of the purchase period.


     - PURCHASE OF STOCK. The number of whole shares an employee may purchase in any purchase period will be determined by dividing the total amount of payroll deductions withheld from the employee's salary during the purchase period by the price for each share determined as described above. The purchase will take place automatically on the last day of the purchase period. No employee will be able to purchase more than (i) 200% of the number of shares determined by using 85% of the fair market value of a share of the Company's Common Stock on the first day of the offering period as the denominator in the formula described above or (ii) the maximum number of shares set by the Committee. Any cash balance remaining in an employee's account following the purchase will be refunded to the employee as soon as practicable; however, any cash balance representing a fractional share may be applied to the purchase of additional shares in the next period.


     - WITHDRAWAL. An employee may withdraw from any offering period. No further payroll deductions for the purchase of shares will be made for succeeding offering periods unless the employee enrolls in a new offering period.


     - TERMINATION OF EMPLOYMENT. Termination of an employee's employment for any reason, including retirement or death, cancels his or her participation in the 1999 Purchase Plan immediately. In such event, the payroll deductions credited to the employee's account will be returned to such employee or, in case of death, to the employee's legal representative.


     - ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of certain corporate transactions, such as a merger, the successor or surviving corporation may assume the 1999 Purchase Plan with respect to any open offering period or the Committee may determine in its sole discretion to terminate the 1999 Purchase Plan or authorize a shortened purchase period. In the event of changes in the Company's capitalization, such as a stock split, the number of shares that are reserved for issuance under the 1999 Purchase Plan will be appropriately adjusted.

FEDERAL INCOME TAX INFORMATION. The 1999 Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code.


THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND EMPLOYEES OF PARTICPATION IN THE 1999 PURCHASE PLAN. THE FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPATING EMPLOYEE WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPATING EMPLOYEE IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE 1999 PURCHASE PLAN.


     - TAX TREATMENT OF THE PARTICIPATING EMPLOYEE. Participating employees will not recognize income for federal income tax purposes either upon enrollment in the 1999 Purchase Plan or upon the purchase of shares. All tax consequences are deferred until the employee sells the shares, disposes of shares by gift or dies.


     - If shares are held for more than one year after the date of purchase and more than two years from the beginning of the applicable offering period, or if the employee dies while owning the shares, the employee realizes ordinary income on a sale (or a disposition by way of gift or upon death) to the extent of the lesser of (i) 15% of the fair market value of the shares at the beginning of the offering period or (ii) the actual gain (the amount by which the market value of the shares on the date of sale, gift or death exceeds the purchase price). All additional gain upon the sale of shares is treated as long-term capital gain. If the shares are sold and the sale price is less than the purchase price, there is no ordinary income and the employee has a long-term capital loss for the difference between the sale price and the purchase price.


     - If the shares are sold or are otherwise disposed of including by way of gift (but not death, bequest or inheritance) within either the one-year or the two-year holding periods described above (a "disqualifying disposition"), the employee realizes ordinary income at the time of sale or other disposition taxable to the extent that the fair market value of the shares at the date of purchase is greater than the purchase price. This excess will constitute ordinary income in the year of the sale or other disposition even if no gain is realized on the sale or if a gratuitous transfer is made. The difference, if any, between the proceeds of sale and the fair market value of the shares at the date of purchase is a capital gain or loss. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be used annually against ordinary income.


     - TAX TREATMENT OF THE COMPANY. The Company will be entitled to a deduction in connection with the disposition of shares acquired under the 1999 Purchase Plan only to the extent that the employee recognizes ordinary income on a disqualifying disposition. In order to enable the Company to learn of disqualifying dispositions and ascertain the amount of the deductions to which it is entitled, participating employees are required to notify the Company in writing of the date and terms of any disposition of shares purchased under the 1999 Purchase Plan.


     - ERISA. The 1999 Purchase Plan is not subject to any of the provision of the Employee Retirement Income Security Act of 1974.

                                   PROPOSAL NO. 4
                  APPROVAL OF AMENDMENT TO COMPANY'S ARTICLES OF
                     INCORPORATION TO EFFECTUATE A NAME CHANGE


     In June 1998, the Company licensed certain technology and assets necessary to conduct its monitor business to Korea Data Systems America, Inc. ("KDS"), leaving the Company free to focus on its digital video software business. The brand name and trademark RADIUS was one of the assets so licensed because of its close association with monitors. Although the Company's corporate name was not transferred in this transaction and the Company retains the right to continue to refer to itself as "Radius Inc.", the Company has determined that it will be in the best interest of the Company to change its own name to reflect its new focus on digital video software and to avoid confusion with its historical business activities. After significant study with the assistance of professional advisors, management has recommended that the name be changed to "Digital Origin, Inc." By approving this proposal, the shareholders will authorize the Board to amend the Company's articles of incorporation accordingly. The amendment to the Company's articles of incorporation will take the following form: "Article I is replaced with a new Article I - The name of this corporation is Digital Origin, Inc."


     In August 1998, the Company amended the license under which the use of the RADIUS brand name by KDS was authorized and agreed to sell the assets subject to the license to KDS. The sale of such assets is subject to certain contingencies in the discretion of KDS. If KDS elects to deem such contingencies satisfied and the purchase transaction closes, then the Company will be obligated to seek shareholder approval to change its corporate name to a name that does not include "Radius." The Board of Directors believes it to be in the best interest of the Company to change its name, in any event, to more closely reflect the Company's current business objectives.


     Management expects the formal implementation of the name change with the California Secretary of State to be completed by the end of March 1999 after shareholder approval; however, transitional uses of the "Radius" name by the Company may continue for several months in order to minimize the risk of customer confusion. There will be no adverse tax consequences associated with this name change. Implementation costs during fiscal year 1999 are not expected to be material. Even if this proposal is not approved by the shareholders or the transaction referred to above does not close, the Company expects to utilize this new name and variations of it as a brand name, to seek trademark protection for such names and to do business under such names in various jurisdictions for the reasons referred to above. Therefore, the Company is seeking approval of this name change.


     This authorization requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Abstentions and Broker non-votes will have the effect of a vote against this proposal.


THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 4.

                                    PROPOSAL NO. 5
                 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


     The Company has appointed Ernst & Young LLP as its independent auditors to perform the audit of the Company's financial statements for the 1999 fiscal year and the shareholders are being asked to ratify such appointment. Ernst & Young LLP has audited the Company's financial statements since the Company's inception. Representatives of Ernst & Young LLP will be present at the Meeting, will be given an opportunity to make a statement at the Meeting if they desire to do so and will be available to respond to questions.


     This ratification requires the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Meeting. Abstentions will be counted toward the number of shares represented and voted at the Meeting. Broker non-votes will be disregarded.


THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 5.

                               SECURITY OWNERSHIP OF
                      CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of September 30, 1998 (except as noted), for (i) each shareholder who is known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) the Named Executive Officers (defined below), (iii) each of the Company's directors, and (iv) all current directors and executive officers of the Company as a group. Shares of Common Stock beneficially owned include securities that can be acquired by such person within 60 days of September 30, 1998 upon the exercise of stock options or warrants or upon conversion of convertible securities.


                                                 Amount and Nature of                        Percent
     Name of Beneficial Owner                    Beneficial Ownership (1)                    of Class
     ------------------------                    ------------------------                    --------
     Ellenburg Group (2)                                       404,990                        7.33%
     Charles W. Berger (3)                                      89,833                        1.63%
     Michael D. Boich (4)                                       16,557                            *
     Mark Housley (5)                                          132,000                        2.39%
     Jack Kirby (6)                                              2,173                            *
     Hank Morgan (7)                                            42,000                            *
     John Cirigliano (8)                                        68,515                        1.24%
     Stephen Manousos (9)                                       50,000                            *
     All current executive officers and                        351,078                        6.36%
     directors as a group (six persons)  (10)



     *  Less than one percent.

(1) Percentage ownership is based on 5,522,816 shares outstanding as of September 30, 1998. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.


(2) Includes 5,000 shares of Common Stock issuable upon exercise of warrants at an exercise price of $10.00 per share until October 13, 2000. Messrs. Ellenburg, Karno, Epple and Edwards are the beneficial owners of 182,500, 182,500, 23,994 and 15,996 respectively of the Company's Common Stock, each filing a separate Schedule 13D on December 11, 1997 with the Securities and Exchange Commission. All such persons may be deemed to constitute a "group" within the meaning of Section 13 (d) (3) of the Securities Exchange Act of 1934 because all of their acquisitions of shares of the Company's Common Stock were made pursuant to an option to purchase granted by Mitsubishi Electronics America, Inc. Mr. Epple is also the beneficial owner of 4,000 shares of the Company's Common Stock not purchased pursuant to such option and is not included in the amount of the Ellenburg Group. Mr. Ellenburg's address is 217 N. Missouri Avenue, Clearwater, FL 33755; Mr. Karno's address is 16255 Ventura Blvd. Suite 1200, Encino, CA 91436; Mr. Epple's address is 423 Cleveland Street, Clearwater, FL 33757; and Mr. Edwards' address is 217 North Missouri Avenue, Clearwater, FL 33755. Mr. Ellenburg shares voting and investment power with Ms. Tomczak. Information with respect to these holders is based on Schedules 13D filed December 11, 1997.


(3) Represents 15 shares held by Mr. Berger as beneficial owner for his children, and 89,818 shares subject to options exercisable within 60 days of September 30, 1998.


(4) Represents 15,180 shares held by Mr. Boich, and 1,377 shares subject to an option exercisable within 60 days of September 30, 1998.


(5) Represents shares subject to options exercisable within 60 days of September 30, 1998.


(6) Represents shares subject to options exercisable within 60 days of September 30, 1998.


(7) Represents shares subject to options exercisable within 60 days of September 30, 1998.


(8) Includes 68,515 shares owned by CLB Associates and its affiliates. Mr. Cirigliano is a principal in CLB Associates.

(9) Includes a warrant for 50,000 shares of common stock issued to Post Digital Software, Inc. on November 23, 1998. Mr. Manousos is a principal in Post Digital Software, Inc.


(10) Includes the shares described in 3 - 8 footnotes above.


                               EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE


     The following table sets forth information concerning the compensation awarded to, earned by or paid for services rendered in all capacities to the Company during each of the fiscal years ended September 30, 1996, 1997 and 1998 by the Company's Chief Executive Officer, Chief Financial Officer and Senior Vice President of Operations (collectively, the "Named Executive Officers"). No other executive officer of the Company who held office at September 30, 1998, met the definition of "most highly compensated executive officer" within the meaning of the SEC's executive compensation disclosure rules.


                                                                                            Long-Term
                                           Annual Compensation                             Compensation
                             ------------------------------------------------------        ------------
                                                                                            Securities
Name and Annual              Fiscal                    Annual        Other Annual           Underlying       All Other ($)
Principal Position            Year      Salary($)     Bonus($)      Compensation($)         Options(#)       Compensation
------------------           ------     ---------     --------------------------------------------------------------------
Mark Housley (1)             1998         180,000       70,625                 -              100,000          1,000
President, CEO and           1997         179,886       50,000                 -              100,000          1,000
Chairman                     1996

Henry V. Morgan (2)          1998         130,786       22,813                 -               30,000          1,000
Senior Vice President        1997          86,548                              -               50,000          1,000
and CFO                      1996               -

Steve Petracca (3)           1998          94,802       24,813                 -                               1.000
Senior Vice President        1997          90,615                              -               50,000          1,000
                             1996               -

---------------------

(1)    Mr. Housley became President and CEO in August 1997


(2) Mr. Morgan became CFO in February 1997 and resigned from this position in September 1998.


(3) Mr. Petracca became SVP in March 1997 and resigned from this position in March 1998.


STOCK OPTION GRANTS IN LAST FISCAL YEAR


     The following table sets forth further information regarding individual grants of stock options pursuant to the Company's Option Plan during fiscal 1998 to each of the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms based on assumed annualized rates of compound stock appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.


                                                   Individual Grants
                               ----------------------------------------------------------------
                                                                                                 Potential Realizable Value
                               Number of                                                           at Assumed Annual Rates
                               Securities                                                              of Stock Price
                               Underlying            % of Total                                   Appreciation for Option
                                Options            Options Granted                                      Terms ($)(1)
                                Granted            to Employees in     Exercise      Expiration  --------------------------
     Name                         (#)                Fiscal Year    Price ($/share)     Date             5%           10%
-----------------------        ----------            -----------    ---------------  ----------         ---           ---
Mark Housley                     100,000 (2)            22.27%             $2.87        3/31/08        $180,807    $458,201
Henry V. Morgan                   30,000 (2)             6.68%             $2.87        3/31/08         $54,242    $137,460


(1) The potential realizable value is calculated based on the term of the option at its time of grant, compounded annually. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts are net of exercise prices. The assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices. Actual gains, if any, on option exercises are dependent on future performance of the Company's Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.


(2) These stock options were granted with an exercise price equal to the closing fair market value of the Company's Common Stock on the date of grant. These options became exercisable at the rate of 4% per month of the total shares beginning in March 1998. These options lapse within 30 days after the termination of the applicable employment, director or consulting relationships with the Company.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES


       The following table shows the number of shares of Common Stock represented by outstanding stock options held by each Named Executive Officer as of September 30, 1998 and the value of such options based on the last sales price of the Company's Common Stock on October 3, 1998 (the last trading day prior to the end of fiscal 1998), which was $0.969.


                                                                          Number of Securities        Value of Unexercised
                                                                         Underlying Unexercised       In-the-Money Options
                                                                     Options at Fiscal Year-end (#)  at Fiscal Year-end ($)
                                                                     ------------------------------  ----------------------
                             Shares Acquired           Value                  Exercisable/                Exercisable/
Name                         On Exercise (#)        Realized ($)              Unexercisable               Unexercisable
----                         ---------------        ------------              -------------               -------------
Mark Housley                        -                     -                  116,000/84,000                    0/0

Henry V. Morgan                     -                     -                     42,000/0                       0/0



EMPLOYMENT AGREEMENTS


     The Company and Mark Housley, the Company's Chairman, CEO and President, entered into an employment relationship by letter dated December 20, 1996 that provides for at will employment until either party terminates the relationship with or without cause. Initial base compensation is $200,000 per year with a target bonus of up to $100,000, unless increased by the Compensation Committee of the Board. Mr. Housley was also granted an option to purchase 100,000 shares of the Company's Common Stock at an exercise price of $5.31 per share, the fair market value on the date of grant.


                BOARD OF DIRECTORS AND COMPENSATION COMMITTEE REPORT
                             ON EXECUTIVE COMPENSATION


     THIS SECTION IS NOT "SOLICITING MATERIAL," IS NOT DEEMED FILED WITH THE SEC AND IS NOT TO BE INCORPORATED BY REFERENCE IN ANY FILING OF THE COMPANY UNDER THE SECURITIES ACT OR THE EXCHANGE ACT WHETHER MADE BEFORE OR AFTER THE DATE HEREOF AND IRRESPECTIVE OF ANY GENERAL INCORPORATION LANGUAGE CONTAINED IN ANY SUCH FILING.


     During the 1998 fiscal year, final decisions regarding executive compensation were made by the Compensation Committee (the "Committee"). The Committee currently consists of Messrs. Boich and Berger. The Board is currently composed of four independent non-employee directors and one employee director. Although Mr. Housley is a member of the Board, he does not participate in deliberations that relate to his own compensation.


GENERAL COMPENSATION POLICY


     The Committee establishes the general compensation policies for the Company's executive officers and typically reviews base salary levels, option levels and target bonuses for the executive officers of the Company. The Board has delegated to the Committee the authority to grant stock options to the Company's executive officers and has delegated to the Company's Chief Executive Officer ("CEO") the authority to grant stock options to employees other than executive officers.

     When establishing salaries, bonus levels and stock option awards for executive officers, the Committee considers: (1) the Company's financial performance during the past year and recent quarters, (2) the individual's performance during the past year and recent quarters, and (3) the salaries of executive officers in similar positions in companies of comparable size within the computer industry. With respect to executive officers other than the CEO, the Committee places considerable weight upon the recommendation of the CEO. The method for determining compensation varies from case to case based on a discretionary and subjective determination of what is appropriate at the time. Also, for fiscal 1998, debt and expense reduction as well as the maximum utilization of assets was given significant consideration in determining compensation in addition to the other factors referred to above.


     The Committee reviews available executive compensation sample data for similar companies within the computer industry. The companies included in the sample data included companies present in the NASDAQ (US) Index and the Hambrecht & Quist Technology Index (used for purposes of the returns data presented in the "Performance Graph" below), but the sample was not intended to correlate with either of these indices. The Committee assessed this data in reviewing executive officer salaries. For the 1998 fiscal year, base salaries have been set somewhat below market, while targeted bonuses have been set at market in order to emphasize Company performance. Moreover, during fiscal 1998 the Named Executive Officers and four vice presidents elected to reduce their base salaries by ten percent from the fiscal 1997's rates.


     The Committee believes that the compensation of the Company's executive officers also should be significantly influenced by the Company's performance. Accordingly the Company's practice has been to make additional compensation in the form of bonuses and options available for each executive contingent upon corporate performance. Specifically, corporate performance determines bonus payments made to executive officers as bonuses are based on achieving corporate financial objectives. Additional bonuses may also be granted in recognition of outstanding individual performance. In each case, targeted bonuses are established by the Committee in its discretion.


     Significant stock options are granted to the Company's executives in order to provide appropriate long term financial incentives and to align the interests of the executives with the shareholders. The Committee does not set specific target levels for options granted to Named Executive Officers or for the CEO. Initial option grants are awarded to executives when they first join the Company. Initial option grants are normally larger than subsequent option grants in order to incent the executive to join the Company by participating in the Company's long term success. Subsequent option grants are awarded from time to time depending on the executive's particular circumstances such as a significant change in responsibilities, superior performance, or the number of unvested options then held by the executive. The number of stock option awards is based on a discretionary and subjective determination by the Committee based on the foregoing factors and does not necessarily take into account options granted by comparably sized peer companies. The relative importance of these factors varies from case to case based on a discretionary and subjective determination by the Committee of what is appropriate at the time. In fiscal 1998, the primary factor considered in granting options to executive officers was contribution to debt and expense reduction as well as contribution to maximizing the utilization of all assets.


FISCAL YEAR 1998 EXECUTIVE COMPENSATION


     For the 1998 fiscal year, the Committee and the CEO reviewed data collected by Radford Associates in evaluating base salaries for executive officers. Base salaries for the Company's executives for the 1998 fiscal year were determined based upon these surveys, the compensation policies described above and the CEO's recommendations.


     The Company's executive officer bonus plan for the 1998 fiscal year (the "1998 Executive Plan") provided for a target bonus of fifty percent of base salary for vice presidents with payments to be made semi-annually based on the Company's attainment of operating income goals. Bonus payments were contingent on achieving at least eighty percent of these financial goals. In the event the Company exceeded its financial goals, payments would exceed target amounts.


     The Company establishes its financial goals in conjunction with its normal fiscal year planning process. The specific financial goals established by the Company are confidential commercial and business information. Based on the Company's financial goals, a bonus pool was established on a semi-annual basis. The size of the semi-annual bonus pool was dependent on whether or not the Company achieved at least eighty percent of its financial goals.

     During the first half of fiscal year 1998, the operating income goals were exceeded and commensurate bonuses were paid. No plan bonuses were paid for the second half of fiscal year 1998, as operating income goals were not met. However, two vice presidents received discretionary bonuses of $15,000 each in recognition of extraordinary efforts on specific tasks.


     In March 1998, the Company granted incremental stock options to its Chief Financial Officer and four vice presidents. See "Stock Option Grants in the Last Fiscal Year" above.


CEO COMPENSATION


     Mr. Housley was hired by the Company pursuant to an Employment Agreement in December 1996 that provides for a base salary of $200,000. Pursuant to his Employment Agreement, Mr. Housley's target bonus for the 1998 fiscal year remained $100,000, to be paid in semi-annual installments. First half bonus payments of $40,625 were paid to Mr. Housley based on achieving operating income goals. No second half plan bonus was paid in light of the Company's inability to achieve its targeted operating income goals, however, Mr. Housley received a discretionary bonus of $30,000 in recognition of extraordinary efforts on specific tasks. In March 1998, the Company granted incremental stock options to Mr. Housley. See "Stock Option Grants in the Last Fiscal Year" above.


COMPLIANCE WITH SECTION 162 OF THE INTERNAL REVENUE CODE OF 1986


     The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code. Section 162(m) limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail, and payments are contingent on shareholder approval of the compensation arrangement. The Company believes that it is in the best interests of its shareholders to structure its compensation plans to achieve maximum deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives.


     The Company does not expect that the cash compensation it pays in fiscal 1999 will be great enough to be affected by the requirements of Section 162(m) of the Code. Because members of the Compensation Committee are former officers of the Company, they are not "outside directors" within the meaning of Section 162(m) and the stock options do not meet the requirements of Section 162(m). The Committee will continue to monitor this situation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Company may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m); deductibility will not be the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation.


BOARD OF DIRECTORS                      COMPENSATION COMMITTEE
Charles W. Berger                       Michael D. Boich
Michael D. Boich                        Charles W. Berger
John C. Kirby
Henry V. Morgan
Mark Housley

PERFORMANCE GRAPH


     The Securities and Exchange Commission requires a comparison on an indexed basis of cumulative total shareholder return for the Company, a relevant broad equity market index and a published industry or line-of-business index. Cumulative total shareholder return represents share value appreciation assuming the investment of $100 in the Common Stock of the Company and each of the other indexes in September 1993, and reinvestment of all dividends. The Common Stock of the Company is traded on the Nasdaq SmallCap Market. Set forth below is a graph comparing cumulative total shareholder return on the Company's Common Stock, the NASDAQ(US) Index and the Hambrecht & Quist Technology Index.


                    COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
               AMONG RADIUS INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                      AND THE HAMBRECHT & QUIST TECHNOLOGY INDEX


                                       [GRAPH]


                       Radius;     NASDAQ;        (H&Q)
                       -------     -------       ------
          9/93          100.00      100.00       100.00
          9/94          106.15      100.83       114.13
          9/95          139.28       87.69       200.10
          9/96          165.24       21.54       219.66
          9/97          226.81        8.08       327.51
          9/98          231.84        1.31       304.30


     * $100 INVESTED ON 9/30/93 IN STOCK OR INDEX - INCUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING SEPTEMBER 30.


     THIS SECTION IS NOT "SOLICITING MATERIAL," IS NOT DEEMED FILED WITH THE SEC AND IS NOT TO BE INCORPORATED BY REFERENCE IN ANY FILING OF THE COMPANY UNDER THE SECURITIES ACT OR THE EXCHANGE ACT WHETHER MADE BEFORE OR AFTER THE DATE HEREOF AND IRRESPECTIVE OF ANY GENERAL INCORPORATION LANGUAGE CONTAINED IN ANY SUCH FILING.

                                CERTAIN TRANSACTIONS


     The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements the officer or director may be required to pay in actions or proceedings which the officer or director is or may be made a party by reason of the officer's or director's position with the Company, and otherwise to the full extent permitted under California law and the Company's By-laws.


     On November 23, 1998, the Company acquired certain software and other intangible property from Post Digital Software, Inc. for (i) an initial payment of $50,000, (ii) earnout payments equal to at least $50,000 but not exceeding $700,000 based on subsequent sales of the Company's digital video products incorporating such software and (iii) a warrant to purchase up to 50,000 shares of the Company's Common Stock at an exercise price of $1.50 per share. The warrant is exercisable over a four year period beginning on May 1, 1999. Thereafter, the warrant can be exercised for up to 12,000 shares plus an additional 2,000 shares for each full month that transpires, up to a total of 50,000 shares. Stephen Manousos, a candidate for election to the Company's Board of Directors, is a principal shareholder, officer and director of Post Digital Software, Inc. Post Digital Software, Inc. is in the process of winding up its business.


     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors and principal shareholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors of the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                   SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING


     Proposals of shareholders intended to be included in the Company's Proxy Statement and form of proxy relating to the Company's 2000 Annual Meeting of Shareholders must be received at the Company's principal executive office by September 12, 1999.

               SECTION 16(a) BENEFICAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (as amended) requires that the Company's officers, directors and ten percent or greater shareholders file reports of changes in ownership of the Company's securities with the SEC with copies to the Company. To the Company's knowledge, all such required reports were timely filed for fiscal year 1998.

                                   OTHER BUSINESS

     The Board does not presently intend to present matters other than the foregoing for action by the shareholders at the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form accompanying this Proxy Statement, will be voted in the respect thereof in accordance with the judgment of the persons voting such proxies.



                                        By Order of the Board of Directors



                                        /s/ Mark Housley
                                        Mark Housley
                                        Chairman and Chief Executive Officer


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                     APPENDIX A


                                    RADIUS INC.

                      ADDITIONAL INFORMATION FOR SHAREHOLDERS



CONTENTS                                       PAGE
---------                                      -----
Business of the Company                         A-2

Selected Financial Data                         A-4

Management's Discussion and Analysis of         A-6
Financial Condition and Results of Operations

Consolidated Financial Statements               A-18

Market for Radius Inc.'s Common Equity and      A-39
Related Shareholder Matters

Executive Officers and Directors                A-40

Form 10K                                        A-40


                               BUSINESS OF THE COMPANY


CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES. STATEMENTS INDICATING THAT THE COMPANY OR MANAGEMENT "INTENDS", "PLANS", "EXPECTS," "ESTIMATES" OR "BELIEVES" ARE FORWARD-LOOKING, AS ARE ALL OTHER STATEMENTS CONCERNING FUTURE FINANCIAL RESULTS, PRODUCT OFFERINGS OR OTHER EVENTS THAT HAVE NOT YET OCCURRED. THERE ARE SEVERAL IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS OR EVENTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED BY THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DISCUSSION AND OTHER SECTIONS OF THIS FORM 10-K.


OVERVIEW


     The Company designs, develops, assembles, markets and supports digital video computer products for creative professionals and consumers who use digital camcorders. The Company's current product line includes: multimedia authoring and editing video systems and software that can acquire and manipulate video and audio information.


     The primary target markets for the Company's products are video editors, video producers, and creators of multimedia. These markets encompass creative professionals involved in such areas as multimedia authoring, video editing, video and multimedia production and corporate training.


     Historically, substantially all of the Company's products have been designed for and sold to users of Macintosh computer products (the "Macintosh") manufactured by Apple Computer, Inc. ("Apple") as Apple products have been the preferred platform in the Company's target markets. This past year, the Company added cross platform (Windows and Macintosh) capabilities to many of the Company's products in order to market these products to users of the Windows operating system. In the last quarter of fiscal 1998, 27% of unit sales were made to Macintosh only users, 43% were made to Windows only users, and 30% were made to cross-platform buyers.


     As shown in the accompanying consolidated financial statements, the Company has incurred substantial operating losses. During fiscal 1997 and 1998, management implemented a number of actions to address its cash flow and operating issues including; refocusing its efforts on providing solutions for digital video customers; discontinuing sales of mass market and other low value added products; divesting a number of businesses and product lines, including most recently the agreement for the sale and related license of significant assets of its monitor business to Korea Data Systems America, Inc. ("KDS"); significantly reducing expenses and headcount; and reducing its lease obligations given its reduced occupancy requirements. There can be no assurance that these measures will be sufficient to allow the Company to achieve profitability. As of September 30, 1998, the Company had a working capital deficit of $5.2 million. The Company intends to finance its working capital needs through cash generated by operations and borrowings under a working capital line of credit with Silicon Valley Bank. The Company may need to further reduce its operating expenses or seek additional sources of working capital if software product sales do not increase at the rate assumed in the Company's current operating plans.


     The Company's executive offices are located at 460 E. Middlefield Road, Mountain View, CA 94043, and its telephone number is (650) 404-6000.


RECENT DEVELOPMENTS


LICENSING OF AND AGREEMENT TO SELL MONITOR BUSINESS ASSETS TO KOREA DATA SYSTEMS AMERICA, INC. ("KDS")


     In June 1998, the Company licensed certain technology and assets necessary to conduct its monitor and color publishing business to KDS, leaving the Company free to focus on its digital video software business.
The brand name and trademark RADIUS was one of the assets so licensed because of its primary association with monitors. In August 1998, the Company amended and restated this license and agreed to sell the licensed assets to KDS pursuant to an asset transfer agreement, subject to certain contingencies, at the discretion of KDS. The monitor business has accounted for substantially all of the revenues of the color publishing product line and 55.3% of the Company's revenues during fiscal 1998. Under the license and asset transfer agreement, Radius has transferred (by licensing or by assignment if KDS elects to close the asset transfer agreement) its Radius, Supermac, PressView and certain other trademarks to KDS and has licensed certain intellectual property pertaining to PressView and PrecisionView monitors.

KDS has not agreed to purchase any inventory or other tangible assets of Radius under the license and asset transfer agreements. The expected value of the transaction is $6.2 million paid or to be paid in installments, including $0.85 million paid in August 1998 and $0.35 million in September 1998 under the amended license and $0.5 million under the original license in June 1998. The remaining amount is payable in installments through October 1999. KDS' performance is guaranteed by a Korean corporation and its US affiliate. The asset transfer agreement is expected to close by June 1999, if contingencies are satisfied. If KDS elects to deem such contingencies satisfied and the purchase transaction closes, then the Company will be obligated to seek shareholder approval to change its corporate name to a name that does not include "Radius". Management believes that the corporate name change will facilitate the sale and intends to seek shareholder approval of a corporate name change at the February 1999 annual meeting, whether or not the sale is concluded, in view of the Company's focus on the digital video software business. The new name is expected to more closely reflect the Company's current business objectives. After significant study with the assistance of professional advisors, management has recommended that the name be changed to "Digital Origin, Inc." There can be no assurance that the closing or name change will occur. In the interim, Radius expects to wind down its monitor business activities as current supplies of monitors are sold, whether or not the asset purchase agreement is closed. Radius will continue to use the transferred trademarks and technology until this transition is completed over the next several months.


POTENTIAL NASDAQ SMALLCAP MARKET DELISTING; REVERSE STOCK SPLIT


     The Company's Common Stock is listed on the Nasdaq SmallCap Market pursuant to an agreement with the NASD which requires that the Company comply with the continued listing requirements for the Nasdaq SmallCap Market. Failure to meet the continued listing requirements in the future would subject the Common Stock to delisting. For example, companies traded on the Nasdaq SmallCap Market have been required since March 1998 to maintain a minimum bid price of $1.00 per share. For this reason, the Company implemented a one for ten reverse stock split in March 1998. There have been periods in 1998 when the Company's Common Stock has had a minimum bid price below $1.00. This condition has not been sustained for a period of time sufficient to cause action by Nasdaq. However, there can be no assurance that the Company will continue to meet this or other listing requirements of Nasdaq. If the Company's Common Stock is delisted, there can be no assurance that the Company will meet the requirements for initial inclusion on the Nasdaq SmallCap Market in the future, particularly in light of the fact that Nasdaq currently requires traded securities to have a $4.00 minimum per share bid requirement. Moreover, the NASD is considering the elimination of the SmallCap Market altogether. Trading, if any, in the listed securities after delisting or the elimination of the SmallCap Market would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets." As a result, investors would find it more difficult to dispose of, or to obtain accurate quotations as to the value of, the Company's securities.


TECHNOLOGY PURCHASE FROM POST DIGITAL SOFTWARE, INC.


     On November 23, 1998, the Company acquired certain software and other intangible property from Post Digital Software, Inc. for (i) an initial payment of $50,000, (ii) earnout payments equal to at least $50,000 but not exceeding $700,000 based on subsequent sales of the Company's digital video products incorporating such software and (iii) a warrant to purchase up to 50,000 shares of the Company's Common Stock at an exercise price of $1.50 per share. The warrant is exercisable over a four year period through November 23, 2002. The warrant can be exercised for up to 12,000 shares beginning May 1, 1999, plus an additional 2,000 shares for each full month that transpires thereafter, up to a total of 50,000 shares. Stephen Manousos, a candidate for election to the Company's Board of Directors at the Company's annual shareholders meeting on February 26, 1999, is a principal shareholder, officer and director of Post Digital Software, Inc. Post Digital Software, Inc. is in the process of winding up its business.


SALE OF CERTAIN COLOR PUBLISHING TECHNOLOGY


     On December 4, 1998, the Company agreed to sell certain software and other intangible property associated with its monitor and color publishing business to Splash Technology Holdings, Inc. ("Splash") in consideration of $275,000 and the early release of $1.0 million from an escrow established for the benefit of Splash when the Company's Color Server Group was sold to Splash in January 1996. See Management's Discussion and Analysis of Financial Condition - Divestitures". These funds were received on December 16, 1998.
In the transaction, Splash licensed some of the transferred technology back to the Company for a term of two years on a fully paid up basis.

                                               SELECTED FINANCIAL DATA


                                                                        SEPTEMBER 30, (1)
                                                   ----------------------------------------------------------
                                                    1998         1997         1996         1995         1994
                                                   ------       ------        -----        -----        -----
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
     OPERATIONS DATA:
Total net sales                                  $  15,668    $   31,150   $   90,290   $  308,133     $ 324,805
Cost of sales                                        9,921        31,032       77,382      302,937       276,948
                                                 ---------    ----------   ----------   ----------     ---------
     Gross profit                                    5,747           118       12,908        5,196        47,857
Operating expenses:
     Research and development                        2,801         5,002        7,478       19,310        33,956
     Selling, general and administrative             7,107        21,355       25,886       90,068        94,731
                                                 ---------    ----------   ----------   ----------     ---------
         Total operating expenses                    9,908        26,357       33,364      109,378       128,687
                                                 ---------    ----------   ----------   ----------     ---------
Loss  from operations                               (4,161)      (26,239)     (20,456)    (104,182)      (80,830)
Other income (expense), net                         12,353        30,600       24,032       (3,045)         (376)
Interest expense                                      (459)       (2,777)      (3,736)      (3,023)         (869)
Litigation settlement                                    -             -            -      (12,422)            -
                                                 ---------    ----------   ----------   -----------    ---------
Income (loss) before income taxes                    7,733         1,584         (160)    (122,672)      (82,075)
Provision (benefit) for income taxes                (1,000)          316          815        9,070        (4,600)
                                                 ----------   ----------   ----------   ----------     ----------
Net income (loss)                                $   8,733    $    1,268   $     (975)  $ (131,742)    $ (77,475)
                                                 ==========   ==========   ===========  ===========    ==========

Preferred stock dividend                                 -           272            -            -             -
                                                 ---------    ---------- ------------   ----------     ---------
Net income (loss) applicable to
      common shareholders                        $   8,733    $      996   $     (975)  $ (131,742)    $ (77,475)
                                                 ==========   ==========   ===========  ===========    ==========


Net income (loss) per common share:
Basic net income (loss) per share applicable
     to common shareholders *                    $    1.58    $     0.18   $    (0.46)  $   (87.54)    $  (56.97)
                                                 ==========   ==========   ===========  ===========    ==========

Diluted net income (loss) per share applicable
     to common shareholders *                    $    1.57    $     0.18   $    (0.46)  $   (87.54)    $  (56.97)
                                                 ==========   ==========   ===========  ===========    ==========

Shares used in per share computation:
Shares used in computing basic net income
     (loss) per share *                              5,522         5,389        2,125         1,505        1,360
                                                 ==========   ==========   ===========  ===========    ==========

Shares used in computing diluted net income
     (loss) per share *                              5,557         5,522        2,125         1,505        1,360
                                                 ==========   ==========   ===========  ===========    ==========

                                                                          SEPTEMBER 30, (1)
                                                   -----------------------------------------------------------
                                                     1998          1997        1996        1995         1994
                                                   --------      ---------   ---------   ---------   ---------
                                                                            (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA
Working capital (Working capital deficiency)       $(5,216)      $  7,909    $  8,476    $(59,334)   $  29,856
Total assets                                         6,556         26,272      45,526      87,878      126,859
Long-term debt---noncurrent portion                      -              -      22,213       1,331        2,857
Convertible preferred stock                              -              -       3,000           -            -
Shareholders' equity (Net capital deficiency)      $(5,083)      $  8,158    $  3,960    $(57,117)   $  35,691



*    Reflects the one-for-ten reverse stock split effective March 9, 1998.


(1) The Company's fiscal year ends on the Saturday closest to September 30 and includes 53 weeks in fiscal years 1993 and 1998. All other fiscal years presented are 52 weeks. During fiscal 1995, the Company changed its fiscal year end from the Sunday closest to September 30 to the Saturday closest to September 30 for operational efficiency purposes. For consistency of presentation, all fiscal periods in this Form 10-K are reported as ending on a calendar month end.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                              AND RESULTS OF OPERATION


CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES. STATEMENTS INDICATING THAT THE COMPANY OR MANAGEMENT "INTENDS", "PLANS", "EXPECTS," "ESTIMATES" OR "BELIEVES" ARE FORWARD-LOOKING, AS ARE ALL OTHER STATEMENTS CONCERNING FUTURE FINANCIAL RESULTS, PRODUCT OFFERINGS OR OTHER EVENTS THAT HAVE NOT YET OCCURRED. THERE ARE SEVERAL IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS OR EVENTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED BY THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DISCUSSION AND OTHER SECTIONS OF THIS FORM 10-K. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO: THE COMPANY'S ABILITY TO ACHIEVE PROFITABILITY; RECEIPT OF TIMELY INSTALLMENT PAYMENTS FROM KDS; THE COMPANY'S ABILITY TO REPAY ITS INDEBTEDNESS TO SILICON VALLEY BANK; THE COMPANY'S ABILITY TO SUCCESSFULLY RENEW ITS LEASE OF SPACE FOR ITS MAIN OFFICES IN MOUNTAIN VIEW; THE COMPANY'S ABILITY TO SUCCESSFULLY CONCLUDE ITS LITIGATION WITH IE; THE SUCCESS OF THE COMPANY'S DIGITAL VIDEO SOFTWARE PRODUCTS ON WHICH THE COMPANY EXPECTS TO BE SUBSTANTIALLY DEPENDENT; THE SUCCESS OF THE APPLE MACINTOSH COMPUTER LINE AND OPERATING SYSTEM, THE SUCCESS OF APPLE, AS WELL AS THE COMPANY'S ABILITY TO COMPETE SUCCESSFULLY WITH APPLE IN ITS MARKETS, INCLUDING THE NON LINEAR DIGITAL VIDEO EDITING SOFTWARE MARKET; THE SUCCESS OF APPLE'S QUICKTIME TECHNOLOGY FOR WINDOWS; FAVORABLE LICENSING TERMS FOR QUICKTIME FROM APPLE; THE COMPANY'S ABILITY TO SUCCESSFULLY DEVELOP, INTRODUCE AND MARKET NEW SOFTWARE PRODUCTS, INCLUDING PRODUCTS FOR THE WINDOWS OPERATING SYSTEM, TO KEEP PACE WITH TECHNOLOGICAL INNOVATION, PARTICULARLY IN LIGHT OF ITS LIMITED FINANCIAL RESOURCES; THE COMPANY'S ABILITY TO COMPETE IN THE DIGITAL VIDEO SOFTWARE MARKET, INCLUDING WITH APPLE; THE ABILITY OF THE COMPANY'S MANUFACTURERS AND SUPPLIERS TO DELIVER COMPONENTS AND MANUFACTURE THE COMPANY'S PRODUCTS; THE COMPANY'S RELIANCE ON INTERNATIONAL SALES AND ITS NEW DISTRIBUTOR ARRANGEMENTS WITH RESPECT TO EUROPE AND JAPAN; AND THE COMPANY'S ABILITY TO ATTRACT AND RETAIN ITS KEY PERSONNEL.


RESULTS OF OPERATIONS


     The following table sets forth for the years indicated certain operational data as a percentage of net sales (may not add due to rounding).


                                                           YEAR ENDED SEPTEMBER 30,
                                                   -------------------------------------------
                                                    1998               1997              1996
                                                   -------            ------            ------
Total net sales                                     100.0%            100.0%            100.0%
Cost of sales                                        63.3              99.6              85.7
                                                   -------            -------           -------
       Gross profit                                  36.7               0.4              14.3
Operating Expenses:
   Research and development                          17.9              16.1               8.3
   Selling, general, and administrative              45.3              68.5              28.7
                                                   -------            -------           -------
       Total operating expenses                      63.2              84.6              37.0
                                                   -------            -------           -------
Loss from operations                                (26.5)            (84.2)            (22.7)
Other income (expense), net                          78.8              98.2              26.6
Interest expense                                     (2.9)             (8.9)             (4.1)
                                                   -------            -------           -------
Income (loss) before income taxes                    49.4               5.1              (0.2)
Provision (benefit) for income taxes                 (6.3)              1.0               0.9
                                                   -------            -------           -------
Net income (loss)                                    55.7%              4.1%             (1.1)%
                                                   -------            -------           -------
                                                   -------            -------           -------

FISCAL 1998 TO FISCAL 1997


     NET SALES. The Company's net sales for fiscal 1998 decreased 50% to $15.7 million from $31.2 million for fiscal 1997. The decline is due primarily to the following factors: the Company's efforts to refocus its efforts on its digital video software product lines while discontinuing the development of its color publishing, accelerated color graphics products and its DOS on Mac products; and a decline in fourth quarter sales of its color publishing products due to the agreement for the license of significant assets of its monitor business to Korea Data Systems America, Inc. ("KDS"). The color display products had $8.7 million in sales for fiscal 1998 as compared to $16.6 million for fiscal 1997. As a result of these factors, product sales decreased 45.9% in fiscal 1998 from fiscal 1997. Commissions and royalties decreased in fiscal 1998 by 77.3% to $1.1 million from $4.9 million in fiscal 1997 due to the termination of the exclusive distributor relationships in Europe and Japan and due to the expiration of the royalty agreement with Umax Computer Corporation in March 1998. Also as a result of the distributor relationships in Japan and Europe, the Company's export sales for fiscal 1998 declined to $3.7 million as compared to $4.9 million for fiscal 1997. The Company anticipates that sales in Asia will remain weak for the near future. Sales growth in the Asia market has been impacted by certain factors including weaker economic conditions and stronger dollar versus the local currencies.


     Revenue is recognized when products are shipped. Sales to certain distributors are subject to agreements allowing certain rights of return and price protection on unsold merchandise held by these distributors. The Company provides for estimated returns at the time of shipment and for price protection following price declines. Revenue earned under royalty or commission agreements is recognized in the period in which it is earned.


     As a result of the KDS transaction, the Company anticipates significantly lower overall net sales in the immediate future. Future sales will be predominately attributable to sales of software products since the Company's digital video product line is primarily software. Revenue recognition related to software product sales is as follows: Revenue from the sale of software, net of estimated returns, is recognized upon either shipment of the physical product or delivery of electronic product, at which time, collectibility is probable and the Company has no remaining obligations.


     In May 1997, the Financial Accounting Standards Board approved the American Institute of Certified Public Accountants Statement of Position, "Software Revenue Recognition" (SOP 97-2). SOP 97-2 provides revised and expanded guidance on software revenue recognition and applies to all entities that earn revenue from licensing, selling or otherwise marketing computer software. SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997. The application of SOP 97-2 is not expected to have a material impact on the Company's results of operations.


     The sale of the software products for digital video camcorders (PhotoDV introduced in April 1997 and MotoDV introduced in September 1997 and EditDV introduced in November 1997) have increased during 1998. There can be no assurance that sales of these software products will continue to increase or that they will increase to a sufficient extent to offset the elimination of hardware sales.


     Effective January 1, 1998, the Company modified its relationships with its distributors in Japan and Europe for its digital video software products. Rather than paying commissions to Radius for products sold, they purchase products from the Company at a discount from the price list. Commissions will still be paid on the sales of the Company's other products sold through these distributors, although the Company believes that these sales will not be material.


     One customer accounted for 53.5% of the Company's net sales for fiscal 1998. For fiscal 1997 the same distributor accounted for 66.1% of the Company's net sales.


     GROSS PROFIT. The Company's gross profit margin was 36.7% for fiscal 1998, as compared with 0.4% for fiscal 1997. This increase was a result of the Company's decision to refocus its business on higher margin digital video software products. Included in fiscal 1997 cost of sales are one-time charges of $9.7 million consisting principally of inventory write downs of $7.7 million and reserves for excess purchase order commitments of $2.0 million for inventory in excess of anticipated demand. These charges reflect decreases in demand and the Company's decision to refocus its business. Excluding these one-time charges, gross profit margin in fiscal 1997 was 31.5%.


     The Company expects the gross profit margins will be higher in the future due to the impact of the decreased sales of monitor products and focus on sales of higher gross margin software products. Additionally, the Company is taking further steps to reduce product costs and control expenses. However, there can be no assurance that the Company's gross margins will improve or remain at current levels.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased from $5.0 million or 16.1% of net sales for fiscal 1997 to $2.8 million or 17.9% of net sales for fiscal 1998. The Company decreased its research and development expenses primarily by reducing expenses related to headcount resulting from the Company's efforts to refocus its business. The increase in research and development expenses expressed as a percentage of net sales for fiscal 1998 was primarily attributable to the decrease in net sales and the Company's refocusing on higher margin products, rather than high volume, lower margin products. The Company expects that decreases in its research and development expenses due to the de-emphasis in its monitor business will be offset by increases in the expenses for the digital video product line and therefore, expects to devote approximately $3.0 million to research and development during the entire fiscal 1999.


     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased from $21.4 million or 68.6% of net sales for fiscal 1997 to $7.1 million or 45.4% of net sales for fiscal 1998. Included in these expenses for fiscal 1997 is a $2.6 million charge to increase the allowance for doubtful accounts due to accounts which the Company determined were unlikely to be collected in full. Adjusting for these charges and reductions, selling, general and administrative expenses would have been $18.8 million or 60.3% of net sales in fiscal 1997. The Company decreased its fiscal 1998 selling, general and administrative expenses in absolute and percentage terms primarily by reducing expenses related to headcount resulting from the Company's efforts to refocus its business. Although the Company expects selling, general and administrative expenses to increase gradually over time, the Company does not expect them to approach historical levels in absolute amount.


     OTHER INCOME (EXPENSE), NET. Other income was $12.4 million for fiscal 1998 compared to $30.6 million for fiscal 1997. The other income for fiscal 1998 was due to the sale of 570,139 shares of Splash Common Stock compared to 996,875 shares of Splash Common Stock in fiscal 1997. Fiscal 1998 also includes $1.6 million related to the KDS license.


     INTEREST EXPENSE. Interest expense was $0.5 million for fiscal 1998 as compared to $2.8 million for fiscal 1997. This decrease was due to lower average borrowings primarily as a result of the repayment of the working capital line of credit to IBM Credit.


     PROVISION FOR INCOME TAXES. The Company recorded a reversal of accrual for income taxes of $1.0 million for fiscal 1998 compared to a provision of $0.3 million for fiscal 1997. The reversal reflects the fact that exposure in certain foreign jurisdictions, as a result of the passage of time, has become remote. The provision for fiscal 1997 differs from the provision computed utilizing the combined statutory rate in effect during the period primarily as a result of the impact of foreign taxes offset by the impact of previously unused net operating losses and the reversal of existing deferred tax assets.


     FASB Statement 109, Accounting for Income Taxes, provides for the recognition of deferred tax assets if realization of such assets is more likely than not. The Company's valuation allowance reduced the deferred tax asset to the amount realizable. The Company has provided a full valuation allowance against its net deferred tax assets due to uncertainties surrounding their realization. Due to the net losses reported in prior years and as a result of the material changes in operations, predictability of earnings in future periods is uncertain. The Company will evaluate the realizability of the deferred tax assets on a quarterly basis.


     As a result of the issuance of Common Stock and Series A Convertible Preferred Stock in exchange for certain liabilities of the Company in September 1996, the Company experienced a "change in ownership" as defined under
Section 382 of the Internal Revenue Code. Accordingly, utilization of substantial net operating losses and tax credit carryforwards will be subject to an approximate $2.0 million annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 (and similar state provisions), except under limited circumstances. This limitation will result in the expiration of all of the tax credit carryforwards and a substantial portion of the net operating loss carryforwards without full utilization. See Note 5 of Notes to Consolidated Financial Statements.


     NET INCOME (LOSS). As a result of the above factors, the Company had net income of $ 8,733,000 in fiscal 1998 compared to a net income of $996,000 for fiscal 1997.


FISCAL 1997 TO FISCAL 1996


     NET SALES. The Company's net sales for fiscal 1997 decreased 65.5% to $31.2 million from $90.3 million for fiscal 1996. The decline is due to the following factors: the Company's efforts to refocus its business on higher margin products; the divestiture of certain business units, such as its Color Server Copy Group which had $7.0 million in sales for fiscal 1996; entering into distributor arrangements for Japan and Europe effective April 1, 1996 and July 1, 1996, respectively, which relationships provide for the Company to recognize as net sales, a percentage of the sales price of each product sold by those distributors as compared to the entire sales price of the product which was recognized by the Company as net sales prior to the appointment of these distributors; uncertainty regarding the viability of the Apple Macintosh product line; and the slow development of the 3D graphics market due to limited applications software availability. As a result of these factors, product sales decreased 70.2% in fiscal 1997 from fiscal 1996. Commissions and royalties increased in fiscal 1997 by 125.5% to $4.9 million from $2.2 million in fiscal 1996 due to the distributor relationships in Europe and Japan and due to royalties paid by Umax Computer Corporation under its license agreement for the MacOS compatible systems signed in February 1996. Also as a result of the distributor relationships in Japan and Europe, the Company's export sales for fiscal 1997 declined to 15.7% of net sales as compared to 50.7% of net sales for fiscal 1996.


     One customer accounted for 66.1% of the Company's net sales for fiscal 1997. For fiscal 1996 the same distributor accounted for 34.3% of the Company's net sales.


     GROSS PROFIT. The Company's gross profit margin was 0.4% for fiscal 1997, as compared with 14.3% for fiscal 1996. Included in fiscal 1997 cost of sales are one-time charges of $9.7 million consisting principally of inventory write downs of $7.7 million reflecting current market conditions for the Company's products and reserves for excess purchase order commitments of $2.0 million for inventory in excess of anticipated demand. These charges reflect decreases in demand and the Company's decision to refocus its business. Included in fiscal 1996 cost of sales was a one-time charge of $3.5 million resulting from the Company's financial restructuring completed in September 1996. Excluding these one time charges, gross profit margin in fiscal 1997 was 31.5% compared to 18.3% in fiscal 1996. This increase was a result of the Company's decision to refocus its business on higher margin products.


     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased from $7.5 million or 8.3% of net sales for fiscal 1996 to $5.0 million or 16.1% of net sales for fiscal 1997. The Company decreased its research and development expenses primarily by reducing expenses related to headcount resulting from the Company's efforts to refocus its business and business divestitures. The increase in research and development expenses expressed as a percentage of net sales for fiscal 1997 was primarily attributed to the decrease in net sales and the Company's refocusing on higher margin products, rather than high volume, lower margin products.


     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased from $25.9 million or 28.7% of net sales for fiscal 1996 to $21.4 million or 68.6% of net sales for fiscal 1997. Included in these expenses for fiscal 1997 is a $2.6 million charge to increase the allowance for doubtful accounts due to accounts which the Company determined were unlikely to be collected in full. Included in these expenses for fiscal 1996 was a reduction of $0.9 million in restructuring reserves to reflect the then current requirements. Adjusting for these charges and reductions, selling, general and administrative expenses would have been $18.8 million or 60.3% of net sales in fiscal 1997, compared to $26.8 million or 29.7% of net sales in fiscal 1996. The Company decreased its selling, general and administrative expenses primarily by reducing expenses related to headcount resulting from the Company's efforts to refocus its business and business divestitures. The increase in selling, general and administrative expenses expressed as a percentage of net sales was primarily attributed to the decrease in net sales and the Company's refocusing on higher margin products, rather than high volume, lower margin products.


     OTHER INCOME (EXPENSE), NET. Other income was $30.6 million for fiscal 1997 compared to $24.0 million for fiscal 1996. The other income for fiscal 1997 was due to the sale of 996,875 shares of Splash Common Stock in August 1997. The other income in fiscal 1996 was primarily due to approximately $23.8 million resulting from the Company's divestitures of three business lines, including the Color Server Group.


     INTEREST EXPENSE. Interest expense was $2.8 million for fiscal 1997 as compared to $3.7 million for fiscal 1996. This decrease was due to lower average borrowings.


     PROVISION FOR INCOME TAXES. The Company recorded a provision for income taxes of $316,000 for fiscal 1997 as compared to $815,000 for fiscal 1996. The provision for fiscal 1997 differs from the provision computed utilizing the combined statutory rate in effect during the period primarily as a result of the impact of foreign taxes offset by the impact of previously unbenefited net operating losses and the reversal of existing deferred tax assets. The provision for fiscal 1996 differs from the provision computed utilizing the combined statutory rate in effect during the period primarily as a result of the impact of foreign taxes.


     NET INCOME (LOSS). As a result of the above factors, the Company had net income of $996,000 in fiscal 1997 compared to a net loss of $975,000 for fiscal 1996. The Color Server Group had net income of approximately $0.9 million for fiscal 1996. Had this business not been included in the calculation of the Company's net loss for fiscal 1996, the Company would have had a net loss of approximately $1.9 million.

RESTRUCTURING, MERGER AND OTHER CHARGES


     During fiscal 1994 and 1995, three restructuring and other charges were recorded. SuperMac recorded a $16.6 million restructuring charge during December 1993 in connection with a program to realign its inventory and facility and personnel resources. Subsequently, the two companies merged and incurred a restructuring charge of $43.4 million. In September 1995, Radius recorded $57.9 million restructuring charge in connection with the Company's efforts to refocus and streamline its business. A discussion of each of these events follows.


     SUPERMAC DECEMBER 1993 RESTRUCTURING AND OTHER CHARGES: In December 1993, SuperMac recorded charges of $16.6 million in connection with a program to adjust inventory levels, eliminate excess facilities, terminate certain projects and contract arrangements and reduce the number of employees. The charges (in thousands) are included in: cost of sales ($13,352); research and development ($2,000); and selling, general and administrative expenses ($1,238). There have been no material changes in the restructuring plan or in the estimates of the restructuring costs. The remaining balance of $236,000 at September 30, 1995 in its restructuring reserve, which related to facility costs, was eliminated in fiscal 1996.


     RADIUS FISCAL 1994 MERGER RELATED RESTRUCTURING AND OTHER CHARGES. In the fourth quarter of fiscal 1994, the Company recorded charges of $43.4 million in connection with the Merger of Radius and SuperMac Technology Inc. These charges include the discontinuance of duplicative product lines and related assets; elimination of duplicative facilities, property and equipment and other assets; and personnel severance costs as well as transaction fees and costs incidental to the merger. The charges (in thousands) are included in: net sales ($3,095); cost of sales ($25,270); research and development ($4,331); and selling, general and administrative expenses ($10,711). The remaining balance of $44,000 in its restructuring reserve, which related to facility costs, was eliminated in fiscal 1997.


     RADIUS FISCAL 1995 RESTRUCTURING AND OTHER CHARGES. In September 1995, Radius recorded charges of $57.9 million in connection with the Company's efforts to restructure its operations by refocusing its business on the color publishing and multimedia markets. The charges primarily included a writedown of inventory and other assets. Additionally, the charges included expenses related to the cancellation of open purchase orders, excess facilities and employee severance. The charges (in thousands) are included in cost of sales ($47,004), and selling, general and administrative expense ($10,861). The remaining balance of $20,000 in its restructuring reserve, which related to employee severance costs, was eliminated in fiscal 1998.


DIVESTITURES


     COLOR SERVER GROUP DIVESTITURE. In January 1996, the Company completed the sale of its Color Server Group ("CSG") to Splash Merger Company, Inc. (the "Buyer"), a wholly owned subsidiary of Splash Technology Holdings, Inc. ("Splash"), a corporation formed by various investment entities associated with Summit Partners. The Company received approximately $17.2 million in cash and 4,282 shares of Splash's 6% Series B Redeemable and Convertible Preferred Stock (the "Series B Preferred Stock"). An additional $4.7 million was placed in escrow to secure certain post-closing and indemnification obligations. In April 1996, approximately $2.3 million was released from this escrow to the Company and the Company also received approximately $1.5 million as a result of post-closing adjustments. As of September 30, 1998, $2.0 million remained in this escrow. See Note 14 to Consolidated Financial Statements. The shares of Series B Preferred Stock were converted into shares of Splash Common Stock in connection with the initial public offering of Splash. Such stock was pledged to IBM Credit in order to secure the Company's obligations to IBM Credit under the restructured loan agreement with IBM Credit. In connection with the restructuring of the terms of its loan agreement with IBM Credit, the Company granted IBM Credit an option to purchase 428 shares of Series B Preferred Stock at a nominal amount (174,113 shares of Splash Common Stock after conversion). The Company has certain indemnification obligations in connection with the patent lawsuit brought by Electronics for Imaging, Inc. (See Note 3 to Consolidated Financial Statements). The net proceeds of the CSG transaction were paid to Silicon Valley Bank ("SVB"), in order to repay the Company's indebtedness to SVB, and to IBM Credit, in order to reduce the Company's outstanding indebtedness to IBM Credit. As of July 1998, IBM Credit had exercised all its option to purchase Splash Common Stock and the working capital line of credit with IBM Credit was fully repaid in fiscal 1998.


     PORTRAIT DISPLAY LABS. In January 1996, the Company entered into a series of agreements with Portrait Display Labs, Inc. ("PDL"). The agreements assigned the Company's pivoting technology to PDL and canceled PDL's on-going royalty obligation to the Company under an existing license agreement in exchange for a one-time cash payment. The Company did not receive any material amount of payments under such license agreement. PDL also granted the Company a limited license back to the pivoting technology. Under these agreements, PDL also settled its outstanding receivable to the Company by paying the Company $500,000 in cash and issuing to the Company 214,286 shares of PDL's Common Stock. The cash proceeds were paid to IBM Credit. The Company does not expect to realize any material value from PDL's Common Stock.

     UMAX DATA SYSTEMS, INC. In February 1996, the Company sold its MacOS compatible systems business to UMAX Computer Corporation ("UCC"), a company formed by UMAX Data Systems, Inc. ("UMAX"). The Company received approximately $2.3 million in cash and debt relief and 1,492,500 shares of UCC's Common Stock, representing approximately 19.9% of UCC's then outstanding shares of UCC Common Stock. The cash proceeds were paid to IBM Credit and the shares of UCC Common Stock were pledged to IBM Credit. In March 1998, due to Apple Computer's reversal in MacOS licensing policy, the Company sold the Common Stock of Umax Computer Corporation held by it to Umax Data Systems, Inc. for $550,000.


LIQUIDITY AND CAPITAL RESOURCES


     The Company's cash and cash equivalents decreased approximately $0.2 million during fiscal 1998 to approximately $0.6 million at September 30, 1998, as compared with the fiscal 1997 ending balance of cash and cash equivalents of $0.8 million. Approximately $0.1 million of the $0.6 million of cash and cash equivalents available at September 30, 1998 was restricted under a letter of credit. The decrease in the Company's cash and cash equivalents during fiscal 1998 was primarily attributable to funding of operating losses of the Company.


     As of September 30, 1998, the Company's total assets had decreased to $6.6 million from $26.3 million on September 30, 1997. The Company's liabilities exceeded its assets. This was due primarily to the substantial decline in the trading price of Splash Common Stock from $38.75 as of the end of fiscal 1997 to an average of $19.52 which was realized on the sale of the Splash Common Stock during fiscal 1998. The proceeds of the sale of the Splash Common Stock were used to repay in full the working line of credit with IBM Credit, and to fund the operating losses of the Company.


     Under the license and asset transfer agreement with KDS, Radius has transferred (by licensing or by assignment if KDS elects to close the asset transfer agreement) its Radius, Supermac, PressView and certain other trademarks to KDS and has licensed certain intellectual property pertaining to PressView and PrecisionView monitors. KDS has not agreed to purchase any inventory or other tangible assets of Radius under these agreements. The expected value of the transaction is $6.2 million which is payable in installments, including $0.85 million paid in August 1998 and $0.35 million in September 1998 and $0.5 million in June 1998. The remaining amount is payable in installments through October 1999. KDS' performance is guaranteed by a Korean corporation and its US affiliate. The asset transfer agreement is expected to close by June 1999, if contingencies are satisfied. These installment payment obligations have been pledged to secure a $4.2 million line of credit from Silicon Valley Bank. There can be no assurance that the closing will occur or that installment payments under the license will be timely made.


     The Company had agreed with KDS to continue to support the sale of monitors through the Company's sales force during August and September 1998 in return for $55,000 a month and a sharing of the gross margin from the sale of the monitor products during this period. The Company will provide a diminishing level of support until KDS has fully assumed all relevant activities. KDS will reimburse the Company for this support.


     The Company believes that the cash flows from KDS, results of operations and other sources of financing will be sufficient to fund operations for at least the next 12 months. However, there can be no assurances that the sale of software products will continue to increase to a sufficient extent to offset the loss of revenues and gross margin from the monitor business or that the installment payments will be timely made. The Company may need to further reduce its operating expenses or seek additional sources of working capital if software product sales do not increase at the rate assumed in the Company's current operating plans. The Company and its management believe that it can further reduce such operating expenses, if necessary, and that other sources of financing will be available.


     The Company's principal sources of liquidity currently are cash generated by operations, if any, and up to $4.2 million working capital line of credit provided by Silicon Valley Bank which is secured by the installment payment obligations of the KDS transaction. Under the terms of the $4.2 million working capital line of credit, the amount available to borrow will be decreased by eighty percent of the payments made by KDS, since the borrowing base under the working capital line of credit is eighty percent of the unpaid balance of KDS' installment obligations. As the borrowing base is dependent on the continued payment of monthly installments, there can be no assurance that it will be sufficient to allow the Company to borrow up to the full amount of the working capital line of credit.


     The Company anticipates that it will not have significant cash available for expenditures other than for its ordinary course of business operating expenses. In the event the Company were unable to generate sufficient net sales or if the Company incurs unforeseen operating expenses, it may not be able to meet its operating expenses without additional financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations

-- Certain Factors That May Affect the Company's Future Results of Operations -- Need for Additional Financing; Loan Restrictions."


     Capital expenditures were approximately $0.1 million during fiscal 1998, $0.1 million in fiscal 1997 and $0.2 million in fiscal 1996 and were primarily for leasehold improvements and upgrading the Company's management information systems. The Company expects this level of expenditures to continue in fiscal 1999 barring unexpected developments. See Management's Discussion and Analysis of Financial Condition and Results of Operation -- Certain Factors That May Affect the Company's Future Results of Operations -- Impact Year 2000.


     At September 30, 1998, the Company's principal commitments consisted of obligations under a loan agreement with Silicon Valley Bank and its obligations under building leases. See Notes 2 and 3 to Consolidated Financial Statements. The Company is also a party to various litigation proceedings, the costs of defending or the outcome of which could adversely affect the Company's liquidity. See "Business -- Legal Proceedings."


CERTAIN FACTORS THAT MAY AFFECT THE COMPANY'S FUTURE RESULTS OF OPERATIONS


     A number of uncertainties exist that could affect the Company's future operating results, including, without limitation, the following:


CONTINUING OPERATING LOSSES


     The Company experienced operating losses in each of its prior five fiscal years. In the future, the Company's ability to achieve and subsequently sustain profitable operations will depend upon a number of factors, including the Company's ability to control costs; the Company's ability to service its outstanding indebtedness to Silicon Valley Bank; timely receipt of the KDS transaction installment payments; the Company's ability to generate sufficient cash from operations or obtain additional funds to fund its operating expenses; the Company's ability to successfully market its software products; the Company's ability to develop innovative and cost-competitive new products and to bring those products to market in a timely manner; the commercial acceptance of Apple computers and the MacOS and the rate and mix of Apple computers and related products sold; the Company's ability to successfully develop and market products for the Microsoft Windows and NT operating systems in a timely manner; competitive factors such as new product introductions, product enhancements and aggressive marketing and pricing practices; general economic conditions; the Company's ability to successfully negotiate a lease renewal for its main office facility, and negotiate a settlement or other favorable conclusion of the EFI and IE litigation; and other factors. For these and other reasons, there can be no assurance that the Company will be able to achieve or subsequently maintain profitability in the near term, if at all.


FLUCTUATIONS IN OPERATING RESULTS


     The Company has experienced substantial fluctuations in operating results. The Company's customers generally order on an as-needed basis, and the Company has historically operated with relatively small backlogs. Quarterly sales and operating results depend heavily on the volume and timing of bookings received during the quarter, which are difficult to forecast. A substantial portion of the Company's revenues are derived from sales made late in each quarter, which increases the difficulty in forecasting sales accurately. Since the end of the Company's 1995 fiscal year, shortages of available cash have restricted the Company's ability to purchase inventory and have delayed the Company's receipt of products from suppliers and increased shipping and other costs. Furthermore, because of its financial condition, the Company believes that many suppliers are hesitant to continue their relationships with or extend credit terms to the Company and potential new suppliers are reluctant to provide goods to the Company. The Company recognizes sales upon shipment of product, and allowances are recorded for estimated uncollectible amounts, returns, credits and similar costs, including product warranties and price protection. Due to the inherent uncertainty of such estimates, there can be no assurance that the Company's forecasts regarding bookings, collections, rates of return, credits and related matters will be accurate. A significant portion of the operating expenses of the Company are relatively fixed in nature, and planned expenditures are based primarily on sales forecasts which, as indicated above, are uncertain. Any inability on the part of the Company to adjust spending quickly enough to compensate for any failure to meet sales forecasts or to receive anticipated collections, or any unexpected increase in product returns or other costs, could also have an adverse impact on the Company's operating results. As a strategic response to a changing competitive environment, the Company has elected, and, in the future, may elect from time to time, to make certain pricing, service or marketing decisions or acquisitions that could have a mateial adverse effect on the Company's business, results of operations and financial condition. The Company also completed a variety of business divestitures during fiscal 1996, 1997 and 1998, restructured the terms of its indebtedness to IBM Credit and issued a substantial amount of equity in the Company to its creditors in satisfaction of approximately $45.9 million in claims and indebtedness during the fourth quarter of fiscal 1996 and has licensed (and agreed to sell) its monitor business in August 1998. In addition, the Company is focusing its efforts on developing and marketing software products, an area in which it has limited experience. As a result, the Company believes that period-to-period comparisons of its results of operations will not necessarily be meaningful and should not be relied upon as any indication of future performance. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would be likely to be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


NEED FOR ADDITIONAL FINANCING; LOAN RESTRICTIONS


     As of September 30, 1998, the Company had a working capital deficit of $5.2 million. The Company intends to finance its working capital needs through cash generated by operations and borrowings under a working capital line of credit with Silicon Valley Bank. Because the Company has experienced operating losses in each of its prior five fiscal years and has liabilities in excess of assets, the Company must significantly reduce operating expenses and/or significantly increase net sales in order to finance its working capital needs with cash generated by operations. There can be no assurance that the Company will be able to successfully fund its working capital needs internally.


     Although the Silicon Valley Bank loan provides for a working capital line of credit of up to $4.2 million, the Company will only be able to borrow amounts up to the "borrowing base" which is defined as eighty percent of the unpaid portion of the KDS transaction installment payments. Once the line of credit has been reduced to zero, the Company does not expect that it will be a source of working capital in the future.


     In the event that cash from operations and the working capital line of credit are insufficient to fund the Company's working capital needs, the Company may need to raise additional capital through public or private financing, strategic relationships or other arrangements. There can be no assurance that the Company will be able to raise additional capital on commercially reasonable terms or at all. The failure of the Company to raise capital when needed would have a material adverse effect on the Company's business, operating results and financial condition. If the additional funds are raised through the issuance of equity securities, the percentage ownership of the Company of its then-current shareholders would be reduced. Furthermore, such equity securities might have rights, preferences or privileges senior to those of the Company's Common Stock.


DEPENDENCE ON AND COMPETITION WITH APPLE


     Although the Company has begun to market certain products for the Windows environment, it is expected that sales of products for Apple computers will continue to represent a significant portion of the Company's sales for fiscal 1999. Apple has lost significant market share over recent years. The Company's operating results would be adversely affected if these trends should continue or if other developments were to adversely affect Apple's business. Furthermore, any continued difficulty that may be experienced by Apple in the development, manufacturing, marketing or sale of its computers, or other disruptions to, or uncertainty in the market regarding Apple's business, resulting from these or other factors, could result in further reduced demand for Apple computers, which in turn could materially and adversely affect sales of the Company's products.


     As software applications for the color publishing and multimedia markets become more available on platforms other than Macintosh, it is likely that these other platforms will continue to gain acceptance in these markets. For example, newer versions of the Windows operating environment support high performance graphics and video applications similar to those offered on the Macintosh.
There is a risk that this trend will reduce the support given to Macintosh products by third party developers and could substantially reduce demand for Macintosh products and peripherals over the long term.


     A number of the Company's products compete with products marketed by Apple. As a competitor of the Company, Apple could in the future take steps to hinder the Company's development of compatible products and slow sales of the Company's products. The Company's business is based in part on supplying products that meet the needs of high-end customers that are not fully met by Apple's products. As Apple improves its products or bundles additional hardware or software into its computers, it reduces the market for Radius products that provide those capabilities. In the past, the Company has developed new products as Apple's progress has rendered existing Company products obsolete. However, in light of the Company's current financial condition there can be no assurance that the Company will continue to develop new products on a timely basis or that any such products will be successful. In order to develop products for the Macintosh on a timely basis, the Company depends upon access to advance information concerning new Macintosh products. A decision by Apple to cease sharing advance product information with the Company would adversely affect the Company's business.


     New products anticipated from and introduced by Apple could cause customers to defer or alter buying decisions due to uncertainty in the marketplace, as well as presenting additional direct competition for the Company. In addition, Apple may introduce a non linear digital video software editing program during fiscal 1999 which could adversely affect and reduce sales of EditDV. In the past, transitions in Apple's products have been accompanied by shortages in those products and in key components for them, leading to a slowdown in sales of those products and in the development and sale by the Company of compatible products.


DEPENDENCE ON AND COMPETITION WITH MICROSOFT


     New products introduced by Microsoft could cause customers to defer or alter buying decisions due to uncertainty in the marketplace, as well as present additional competition for the Company. In addition, it is possible that the introduction of new Microsoft products with improved performance capabilities may create uncertainties in the market concerning the need for the performance enhancements provided by the Company's products and could reduce demand for such products.


COMPETITION


     The markets for the Company's products are highly competitive, and the Company expects competition to intensify. Many of the Company's current and prospective competitors have significantly greater financial, technical, manufacturing and marketing resources than the Company. The Company believes that its ability to compete will depend on a number of factors, including the amount of financial resources available to the Company, its ability to repay its indebtedness, success and timing of new product developments by the Company and its competitors, product performance, price and quality, breadth of distribution and customer support. There can be no assurance that the Company will be able to compete successfully with respect to these factors. In addition, the introduction of lower priced competitive products could result in price reductions that would adversely affect the Company's results of operations.
See "Business -- Competition."


DEPENDENCE ON LIMITED NUMBER OF MANUFACTURERS AND SUPPLIERS


     The Company outsources the manufacturing and assembly of its products to third party manufacturers. Although the Company uses a number of manufacturer/assemblers, each of its products is manufactured and assembled by a single manufacturer. The failure of a manufacturer to ship the quantities of a product ordered by the Company could cause a material disruption in the Company's sales of that product. In the past the Company has experienced substantial delays in its ability to fill customer orders due to the inability of certain manufacturers to meet their volume and schedule requirements. There can be no assurance that manufacturers will not require special terms in order to continue their relationship with the Company.


     The Company is also dependent on sole or limited source suppliers for certain key components used in its products. Certain other components are purchased from sole or limited source suppliers. The Company purchases these sole or limited source components primarily pursuant to purchase orders placed from time to time in the ordinary course of business and has no guaranteed supply arrangements with sole or limited source suppliers. Therefore, these suppliers are not obligated to supply products to the Company for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order.


     Although the Company expects that these suppliers will continue to meet its requirements for the components, there can be no assurance that they will do so, particularly in light of the Company's financial condition. The Company's reliance on a limited number of suppliers involves a number of risks, including the absence of adequate capacity, the unavailability or interruption in the supply of key components and reduced control over delivery schedules and costs. The Company expects to continue to rely on a limited number of suppliers for the foreseeable future. If these suppliers became unwilling or unable to continue to provide these components the Company would have to develop alternative sources for these components which could result in delays or reductions in product shipments which could have a material adverse effect on the Company's business, operating results and financial condition. Certain suppliers, due to the Company's shortages in available cash, have put the Company on a cash or prepay basis and/or required the Company to provide security for their risk in procuring components or reserving manufacturing time, and there is a risk that suppliers will discontinue their relationship with the Company.


     The introduction of new products presents additional difficulties in obtaining timely shipments from suppliers. Additional time may be needed to identify and qualify suppliers of the new products. Also, the Company has experienced delays in achieving volume production of new products due to the time required for suppliers to build their manufacturing capacity. An extended interruption in the supply of any of the components for the Company's products, regardless of the cause, could have an adverse impact on the Company's results of operations.

TECHNOLOGICAL CHANGE; CONTINUING NEED TO DEVELOP NEW PRODUCTS


     The video applications industry is characterized by rapidly changing technology, often resulting in short product life cycles and rapid price declines. The Company believes that its success will be highly dependent on its ability to develop innovative and cost-competitive new products and to bring them to the marketplace in a timely manner. Should the Company fail to introduce new products on a timely basis, the Company's operating results could be adversely affected. As a result of the Company's financial condition, it has had to significantly reduce its research and development expenditures. For the 1998 fiscal year, the Company spent approximately $2.8 million, for the 1997 fiscal year, the Company spent approximately $5.0 million on research and development as compared with approximately $7.5 million for the 1996 fiscal year. Continued reduction in the available cash resources of the Company could result in the interruption or cancellation of research and product development efforts which would have a material adverse effect on the business, operating results and financial condition of the Company.


     The Company anticipates that the video editing industry will follow the pattern of the professional publishing industry in which desktop publishing products, including those produced by Radius, replaced more expensive, proprietary products, and the Company also anticipates that this evolution will lead to an increase in the purchase and use of video editing products, in particular digital video editing products for use with digital video camcorders. As a result, the Company has devoted significant resources to this product line. There can be no assurance that this evolution will occur in the digital video editing industry as expected by the Company, or that even if it does occur that it will not occur at a slower pace than anticipated. There can also be no assurance that any digital video editing products developed by the Company will achieve consumer acceptance or broad commercial success. In the event that the increased use of such video editing products does not occur or in the event that the Company is unable to successfully develop and market such products, the Company's business, operating results and financial condition would be materially adversely affected, particularly in light of the fact that the Company has licensed or sold its remaining hardware product lines over the last three years.


DEPENDENCE ON INDIRECT DISTRIBUTION CHANNELS


     The Company's primary means of distribution is through a limited number of third-party distributors that are not under the direct control of the Company. Furthermore, the Company relies on one primary distributor for its sales in Japan and is creating a new distribution network in Europe. The Company maintains only a small direct sales force. As a result, the Company's business and financial results are highly dependent on the amount of the Company's products that is ordered by these distributors. Such orders are in turn dependent upon the continued viability and financial condition of these distributors as well as on their ability to resell such products and maintain appropriate inventory levels. Furthermore, many of these distributors generally carry the product lines of a number of companies, are not subject to minimum order requirements and can discontinue marketing the Company's products at any time. Accordingly, the Company must compete for the focus and sales efforts of these third parties. In addition, due in part to the historical volatility of the personal computer industry, certain of the Company's distributors have from time to time experienced declining profit margins, cash flow shortages and other financial difficulties. The future growth and success of the Company will continue to depend in large part upon its indirect distribution channels. If its distributors were to experience financial difficulties, the Company's results of operations could be adversely affected.


INTERNATIONAL SALES


     Prior to the second fiscal quarter of 1996, the Company's international sales were primarily made through distributors and the Company's subsidiary in Japan. Effective April 1, and July 1, 1996 the Company appointed distributors for Japan and Europe, respectively. Effective January 1, 1998, the Company modified its relationships with these distributors for its digital video software products. Rather than paying commissions to Radius for products sold, they purchase products from the Company at a discount from the price list. Commissions will still be paid on the sales of the Company's other products sold through these distributors, although the Company believes that these sales will not be material. Although such distribution arrangements are no longer exclusive, no other distributor has yet been retained in either area.


     The Company expects that international sales, primarily in Europe, will represent a significant portion of its business activity and that it will be subject to the normal risks of international sales such as currency fluctuations, longer payment cycles, export controls and other governmental regulations and, in some countries, a lesser degree of intellectual property protection as compared to that provided under the laws of the United States. Sales in Japan could be affected by the economic conditions in that region, which are currently unfavorable. Sales in Asian markets, which are also unfavorable, have not been, and the Company does not expect them to be, material in the future outside of Japan. Furthermore, a reduction in sales efforts or financial viability of the distributors could adversely affect the Company's net sales and its ability to provide service and support to Japanese and European customers.

Additionally, fluctuations in exchange rates could affect demand for the Company's products. If for any reason exchange or price controls or other restrictions on foreign currencies are imposed, the Company's business, operating results and financial condition could be materially adversely affected.


DEPENDENCE ON KEY PERSONNEL


     The Company's success depends to a significant degree upon the continued contributions of its key management, marketing, product development and operational personnel and the Company's ability to retain and continue to attract highly skilled personnel. The Company currently has one Executive Officer. The Company does not carry any key person life insurance with respect to any of its personnel. Competition for employees in the computer industry is intense, and there can be no assurance that the Company will be able to attract and retain qualified employees. Many members of the Company's senior management team have departed since 1997, including its former President and Chief Executive Officer, two Chief Financial Officers and four other Vice Presidents, and the Company has also had substantial layoffs and other employee departures. Because of the Company's financial difficulties and the very tight labor market for technical personnel, it has become increasingly difficult for it to hire new employees and retain key management and current employees. The failure of the Company to attract and retain key personnel would have a material adverse effect on the Company's business, operating results and financial condition.


DEPENDENCE ON PROPRIETARY RIGHTS


     The Company relies on a combination of patent, copyright, trademark and trade secret protection, nondisclosure agreements and licensing arrangements to establish and protect its proprietary rights. The Company has a number of patents and patent applications and intends to file additional patent applications as it considers appropriate. There can be no assurance that patents will issue from any of these pending applications or, if patents do issue, that any claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents that may be issued to the Company will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide proprietary protection to the Company. The Company has a number of trademarks and trademark applications. There can be no assurance that litigation with respect to trademarks will not result from the Company's use of registered or common law marks, or that, if litigation against the Company were successful, any resulting loss of the right to use a trademark would not reduce sales of the Company's products in addition to the possibility of a significant damages award.
Although the Company intends to defend its proprietary rights, policing unauthorized use of proprietary technology or products is difficult, and there can be no assurance that the Company's efforts will be successful. The laws of certain foreign countries may not protect the proprietary rights of the Company to the same extent as do the laws of the United States.


     The Company has received, and may receive in the future, communications asserting that its products infringe the proprietary rights of third parties, and the Company is engaged and has been engaged in litigation alleging that the Company's products infringe others' patent rights. As a result of such claims or litigation, it may become necessary or desirable in the future for the Company to obtain licenses relating to one or more of its products or relating to current or future technologies, and there can be no assurance that it would be able to do so on commercially reasonable terms. See "Business -- Litigation."


IMPACT OF YEAR 2000


     The year 2000 Issue ("Y2K Issue") is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs or hardware that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000.
This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. The Company's plan to resolve the Y2K Issue involves the following four phases: assessment, remediation, testing, and implementation. To date, the Company has fully completed its assessment of all internal systems and products that could be significantly affected. The assessment of risks associated with suppliers and distributors is not yet complete.


     Based on recent assessments of its information management and accounting systems, the Company has determined that it will be required to modify or replace significant portions of its software and certain hardware so that those systems will properly utilize dates beyond December 31, 1999. The Company presently believes that with such modifications, the Y2K Issue can be mitigated without a material adverse impact on the Company. However, if such modifications and replacements are not timely made, the Y2K Issue could have a material impact on the operations of the Company. None of these systems interoperate directly with the systems of suppliers or distributors.

     Based on a review of its product line, the Company has determined that primarily all of the products it has sold and will continue to sell do not require remediation to be Year 2000 compliant, as primarily all operate in conjunction with the MacOS. Accordingly, the Company does not believe that the Y2K Issue presents a material risk with respect to the Company's products.


     The Company is approximately 50% through the remediation phase with respect to its information management and accounting systems and expects to complete software and hardware replacement no later than September 30, 1999. Once the software and hardware is replaced for a system, the Company begins testing and implementation. These phases run concurrently for different systems. The Company has completed 50% of its testing. Completion of the testing phase for all significant software systems is expected by January 31, 1999, with all remediated systems fully tested and implemented by December 31, 1999.


     None of the Company systems interface directly with significant third party suppliers. The Company is starting the process of working with third party suppliers and distributors to ensure that any Company systems that could interface directly with third parties are Year 2000 compliant by December 31, 1999. Remediation and testing of all significant systems is expected no later than December 31, 1999. The Company believes that its key suppliers, two of whom are sole sources, are in the process of making their billing systems Year 2000 compliant. The Company is not aware of any supplier or distributor with a Y2K Issue that would materially impact the Company's results of operations, liquidity, or capital resources. However, the Company has no means of ensuring that such suppliers and distributors will be Year 2000 ready. The inability of suppliers and distributors to complete their Year 2000 resolution process in a timely fashion could materially impact the Company. There are no vendors that could not be replaced in a reasonable period of time, except for transport vendors. The failure of Fedex, UPS, Airborne and the U.S. Mail would impact direct sales. The effect of this occurrence is not determinable.


     The Company will utilize both internal and external resources to reprogram, or replace, test, and implement the software and operating equipment for Year 2000 compliance. The total future cost of the Year 2000 compliance is estimated at $200,000 to $600,000 and is being funded through net cash flows or capital leases. Some of these expenditures were likely to have been made in the ordinary course of upgrading and replacing obsolete systems without regard to the Y2K Issue. Through fiscal 1998, the Company has incurred less than $100,000 related to all phases of the Year 2000 project and $100,000 has been budgeted for fiscal 1999, under the assumption that most of the new system cost will be funded via leasing.


     Management of the Company believes it has an effective program in place to resolve those aspects of the Y2K Issue within its control in a timely manner.
As noted above, the Company has not completed all necessary phases of the Year 2000 program. In the event that the Company does not complete these phases, the Company would be unable in some degree to take customer orders, manufacture and ship products, invoice customers and collect payments. In addition, disruptions in the economy generally resulting from Year 2000 issues could also materially adversely affect the Company. The Company could be subject to litigation for computer systems product failure, for example, equipment shutdown or failure to properly date business records. Furthermore, although Management is not aware of any Y2K Issue with products sold, there can be no assurance that the use of such products alone or in conjunction with other products will not malfunction and expose the Company to liability. The amount of potential liability and lost revenue associated with these risks cannot be reasonably estimated at this time.


     The Company has contingency plans for certain critical applications and is working on such plans for others. These contingency plans involve, among other actions, manual workarounds, increasing inventories, and adjusting staffing strategies. All of the Company's production, shipping, purchasing, billing and inventory functions could be accomplished via outsource vendors that are currently readily available, although there can be no assurance that such vendors will be available on reasonable terms as the millennium approaches.

                 REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


THE BOARD OF DIRECTORS AND SHAREHOLDERS
RADIUS INC.


We have audited the accompanying consolidated balance sheets of Radius Inc. as of September 30, 1998 and 1997, and the related consolidated statements of operations, convertible preferred stock and shareholders' equity, and cash flows for each of the three years in the period ended September 30, 1998. Our audits also included the financial statement schedule listed in the Index at
Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Radius Inc. at September 30, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



San Jose, California
October 30, 1998

CONSOLIDATED BALANCE SHEETS

September 30  (in thousands)
                                                                                  1998             1997
                                                                                  ----             ----
ASSETS
Current assets:
   Cash and cash equivalents                                                    $    600         $     773
   Accounts receivable, net of allowance for doubtful accounts
     of $3,894 in 1998 and $4,758 in 1997                                            364             2,168
   Note receivable from Korea Data Systems America, Inc.                           4,500                 -
   Inventories                                                                       803               805
   Investment in Splash Technology Holdings, Inc.                                      -            22,093
   Prepaid expenses and other current assets                                         156               184
                                                                                --------         ---------
   Total current assets                                                            6,423            26,023

Property and equipment, net                                                          133               249
                                                                                --------         ---------
                                                                                $  6,556         $  26,272
                                                                                --------         ---------
                                                                                --------         ---------


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                             $  1,971            $4,511
   Accrued payroll and related expenses                                              324             1,320
   Other accrued liabilities                                                       2,069             3,228
   Deferred income                                                                 4,833                 -
   Accrued income taxes                                                            1,102             2,111
   Accrued restructuring and other charges                                             -             2,033
   Short-term borrowings                                                           1,340             4,638
   Obligations under capital leases                                                    -               273
                                                                                --------         ---------
   Total current liabilities                                                      11,639            18,114

Shareholders' Equity (Net Capital Deficiency):
   Preferred stock, no par value, 2,000 authorized; none
     issued and outstanding in 1998 and 1997                                           -                 -
   Common stock, no par value; 100,000 shares authorized;
     issued and outstanding--5,524 shares in 1998 and
     5,502 shares in 1997                                                        169,102           168,994
   Accumulated deficit                                                          (174,239)         (182,972)
   Unrealized gain on available-for-sale securities                                    -            22,093
   Accumulated translation adjustment                                                 54                43
                                                                                --------         ---------

   Total shareholders' equity (Net capital deficiency)                            (5,083)            8,158
                                                                                ---------        ---------
                                                                                $  6,556         $  26,272
                                                                                --------         ---------
                                                                                --------         ---------


See accompanying notes.


CONSOLIDATED STATEMENTS OF OPERATIONS

For years ended September 30
(in thousands, except per share data)

                                                                1998              1997             1996
                                                                ----              ----             ----
Net sales                                                     $  14,564        $  26,276         $  88,129
Commissions and royalties                                         1,104            4,874             2,161
                                                              ---------        ---------         ---------
         Total net sales                                         15,668           31,150            90,290

Cost of sales                                                     9,921           31,032            77,382
                                                              ---------        ---------         ---------
         Gross profit                                             5,747              118            12,908
                                                              ---------        ---------         ---------
Operating expenses:
   Research and development                                       2,801            5,002             7,478
   Selling, general and administrative                            7,107           21,355            25,886
                                                              ---------        ---------         ---------
         Total operating expenses                                 9,908           26,357            33,364
                                                              ---------        ---------         ---------
Loss from operations                                             (4,161)         (26,239)          (20,456)
Other income, net                                                12,353           30,600            24,032
Interest expense                                                   (459)          (2,777)           (3,736)
                                                              ----------       ----------        ----------
Income (loss) before income taxes                                 7,733            1,584              (160)
Provision (benefit) for income taxes                             (1,000)             316               815
                                                              ----------       ---------         ---------
Net income (loss)                                             $   8,733        $   1,268         $    (975)
                                                              ---------        ---------         ----------
                                                              ---------        ---------         ----------
Preferred stock dividend                                              -              272                 -
                                                              ---------        ---------         ---------
Net income (loss) applicable to
  common shareholders                                         $   8,733        $     996         $    (975)
                                                              ---------        ---------         ----------
                                                              ---------        ---------         ----------
Net income (loss) per common share:
   Basic net income (loss) per share applicable
   to common shareholders                                     $    1.58        $    0.18         $   (0.46)
                                                              ---------        ---------         ----------
                                                              ---------        ---------         ----------
   Diluted net income (loss) per share applicable
   to common shareholders                                     $    1.57        $    0.18         $   (0.46)
                                                              ---------        ---------         ----------
                                                              ---------        ---------         ----------
Shares used in computing net income (loss) per common share:
   Shares used in computing basic net income
   (loss) per common share                                        5,522            5,389             2,125
                                                              ---------        ---------         ---------
                                                              ---------        ---------         ---------
   Shares used in computing diluted net income
   (loss) per common share                                        5,557            5,522             2,125
                                                              ---------        ---------         ---------
                                                              ---------        ---------         ---------


See accompanying notes.


CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY

For the years ended September 30, 1998, 1997 and 1996
(in thousands)

                                                                                            Shareholder's Equity
                                                                           --------------------------------------------------
                                                                                       Accumulated    Unrealized
                                                                                         Deficit      Gain on
                                                           Convertible                     and        Available-     Total
                                                            Preferred       Common     Translation    for-Sale   Shareholders'
                                                              Stock          Stock      Adjustment    Securities     Equity
                                                           -----------    ----------------------------------------------------
Balance at September 30, 1995                               $       -      $ 125,813    $(182,930)    $     -     $(57,117)
   Issuance of 12 shares of common stock
     under Stock Option Plans                                       -            406            -           -          406
   Issuance of 2 shares of common stock
     under Employee Stock Purchase Plan                             -             24            -           -           24
   Issuance of 3,629 shares of common
     stock to Creditors                                             -         42,503            -           -       42,503
   Issuance of 75 shares of preferred stock to IBM              3,000              -            -           -            -
   Issuance of 84 shares of common stock
     in partial settlement of litigation                            -              -            -           -            -
   Unrealized gain on available-for-sale securities                 -              -            -      19,152       19,152
   Currency translation adjustment                                  -              -          (33)          -          (33)
   Net loss                                                         -              -         (975)          -         (975)
                                                            ---------       -----------------------------------------------

Balance at September 30, 1996                                   3,000        168,746     (183,938)     19,152        3,960
   Issuance of 53 shares of common stock
     under Stock Option Plans                                       -            200            -           -          200
   Issuance of 8 shares of common stock under
     Employee Stock Purchase Plan                                   -             48            -           -           48
   Redemption of 75 shares of preferred stock
     held by IBM                                               (3,000)             -            -           -            -
   Unrealized gain on available-for-sale securities                 -              -            -       2,941        2,941
   Currency translation adjustment                                  -              -           13           -           13
   Dividends paid on convertible preferred stock                    -              -         (272)          -         (272)
   Net income                                                       -              -        1,268           -        1,268
                                                            ---------       ----------------------------------------------


Balance at September 30, 1997                                       -        168,994     (182,929)     22,093        8,158
   Issuance of 22 shares of common stock
     under Stock Option Plans                                       -            108            -           -          108
   Unrealized gain on available-for-sale securities                 -              -            -     (22,093)     (22,093)
   Currency translation adjustment                                  -              -           11           -           11
   Net income                                                       -              -        8,733           -        8,733
                                                            ---------       ----------------------------------------------

Balance at September 30, 1998                               $       -       $169,102    $(174,185)    $     -    $  (5,083)
                                                            ---------       -----------------------------------------------
                                                            ---------       -----------------------------------------------


See accompanying notes.


CONSOLIDATED STATEMENTS OF CASH FLOWS

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
For years ended September 30
(in thousands)                                                       1998               1997                 1996
                                                                     ----               ----                 ----
Cash flows from operating activities:
   Net income (loss)                                            $   8,733           $     1,268         $    (975)
   Adjustments to reconcile net income (loss) to net cash
   used in operating activities:
       Depreciation and amortization                                  149                   801             1,453
       Gain on the sale of Splash Common Stock in 1997
         and 1998 and the Color Server Group in 1996              (10,011)              (30,779)          (20,638)
       Gain on the monitor license to KDS                          (1,615)                    -                 -
       Gain on the sale of Umax Common Stock                         (534)                    -                 -
       Non-cash restructuring and other charges                         -                 2,162                 -
       Loss on disposal of fixed assets                                22                   500               258
     (Increase) decrease in assets:
         Accounts receivable                                        2,679                 3,342            56,698
         Allowance for doubtful accounts                             (864)                2,626            (6,269)
         Note receivable                                           (4,500)                    -                 -
         Inventories                                                    2                12,047               811
         Prepaid expenses and other current assets                     28                   182             1,970
         Income tax receivable                                          -                   514                 5
       Increase (decrease) in liabilities:
         Accounts payable                                          (2,540)                 (493)          (19,874)
         Accrued payroll and related expenses                        (996)               (1,492)           (3,007)
         Other accrued liabilities                                 (1,159)                  205           (10,817)
         Deferred income                                            4,833                     -                 -
         Accrued income taxes                                      (1,009)                 (116)              562
         Accrued restructuring and other charges                   (2,033)                 (420)          (16,588)
                                                                ----------          ------------        ----------
           Total adjustments                                      (17,548)              (10,921)          (15,436)
                                                                ----------          ------------        ----------
           Net cash used in operating activities                   (8,815)               (9,653)          (16,411)
                                                                ----------          ------------        ----------

Cash flows from investing activities:
   Capital expenditures                                               (55)                  (55)             (175)
   Deposits and other assets                                            -                    50               467
   Net proceeds from the sale of Splash Common Stock in
     1998 and 1997 and the Color Server Group in 1996              10,011                30,779            20,163
   Proceeds from the monitor license to KDS                         1,615                     -                 -
   Net proceeds from the sale of Umax Common Stock                    534                     -                 -
                                                                ---------           -----------         ---------

         Net cash provided by investing activities                 12,105                30,774            20,455
                                                                ---------           -----------         ---------

Cash flows from financing activities:
   Principal payment of short-term borrowings, net                 (3,298)                2,716            (4,782)
   Principal payment of long-term borrowings, net                       -               (21,940)                -
   Redemption of preferred stock and related dividend                   -                (3,272)                -
   Issuance of common stock                                           108                   248               430
   Principal payments under capital leases                           (273)               (1,074)           (1,478)
                                                                ----------          ------------        ----------
         Net cash used in financing activities                     (3,463)              (23,322)           (5,830)
                                                                ----------          ------------        ----------
Net decrease in cash and cash equivalents                            (173)               (2,201)           (1,786)
Cash and cash equivalents, beginning of year                          773                 2,974             4,760
                                                                ---------           -----------         ---------
Cash and cash equivalents, end of year                          $     600           $       773         $   2,974
                                                                ---------           -----------         ---------
                                                                ---------           -----------         ---------


See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE ONE.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     ORGANIZATION AND BASIS OF PRESENTATION


          The consolidated financial statements include the accounts of Radius Inc. ("Radius" or the "Company") and its wholly-owned subsidiaries after elimination of significant intercompany transactions and balances.


     FINANCIAL STATEMENT ESTIMATES


          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Such estimates include the level of allowance for potentially uncollectible receivables and sales returns; inventory reserves for obsolete, slow-moving, or non-salable inventory; and estimated cost for installation, warranty and other customer support obligations. Actual results could differ from these estimates.


     MANAGEMENT'S BUSINESS RECOVERY PLANS


          As shown in the accompanying consolidated financial statements, the Company has incurred recurring operating losses. During fiscal 1996, 1997 and 1998, management implemented a number of actions to address its cash flow and operating issues, including: restructuring its outstanding indebtedness to trade creditors and its secured creditor; refocusing its efforts on providing solutions for digital video customers; discontinuing sales of mass market and other low value added products; divesting a number of businesses and product lines, including most recently the agreement for the sale and related license of significant assets of its monitor business to Korea Data Systems America, Inc. significantly reducing expenses and personnel headcount; and subleasing unoccupied portions of its facility leases commensurate with its reductions in operations. All revenue in the years ended September 30, 1996 and 1997 and approximately $13.0 million in the year ended September 30, 1998, relates to businesses and product lines that have been disposed of over the last three years. Approximately $2.6 million of revenue in the year ended September 30, 1998 relates to digital video-related software. See Notes 3 and 10.


          The Company's relatively limited cash resources have restricted the Company's ability to purchase inventory which in turn has limited its ability to procure and sell products and has resulted in additional costs for expedited deliveries. The adverse effect on the Company's results of operations due to its limited cash resources can be expected to continue until such time as the Company is able to return to profitability, or generate additional cash from other sources.


          During fiscal 1999, additional funds may be needed to finance ongoing operations and to implement the Company's development plans and for other purposes. The Company plans to generate cash from operations and borrowings under a working capital line of credit of $4.2 million with Silicon Valley Bank secured by the $5.2 million note issued by Korea Data Systems America, Inc. (KDS), and is investigating possible financing and strategic partnering opportunities. The Company and its management believe that it can further reduce such operating expenses, if necessary, and that other sources of financing will be available. The note issued to KDS relates to a license agreement under which income is being recognized as cash is received.


     FISCAL YEAR


          The Company's fiscal year ends on the Saturday closest to September 30 and includes 53 weeks in fiscal 1998. All other fiscal years presented include 52 weeks. For consistency of presentation, all fiscal periods in this Form 10-K are reported as ending on a calendar month end.

     FOREIGN CURRENCY TRANSLATION


          The Company translates the assets and liabilities of its foreign subsidiaries into dollars at the rates of exchange in effect at the end of the period and translates revenues and expenses using rates in effect during the period. Gains and losses from these balance sheet translations are accumulated as a separate component in the Consolidated Balance Sheets. Foreign currency transaction gains or losses, which are included in the results of operations, are not material.


     INVENTORIES


          Inventories are stated at the lower of cost or market. Cost is determined using standard costs that approximate cost on a first-in, first-out basis. The Company reviews the levels of its inventory in light of current and forecasted demand to identify and provide reserves for obsolete, slow-moving, or non-salable inventory. Inventories consist of the following (in thousands):


                                                       September 30,
                                                -----------------------------
                                                  1998                 1997
                                                  ----                 ----
     Raw materials                              $     20           $       -
     Work in process                                 238                 176
     Finished goods                                  545                 629
                                                --------           ---------
                                                $    803           $     805
                                                --------           ---------
                                                --------           ---------


     PROPERTY AND EQUIPMENT

          Property and equipment is stated at cost and consists of the following (in thousands):


                                                         September 30,
                                                -----------------------------
                                                   1998                1997
                                                   ----                ----
     Computer equipment                         $  6,423           $  18,170
     Machinery and equipment                         120                 553
     Furniture and fixtures                          354                 626
     Leasehold improvements                          439                 439
                                                --------           ---------
                                                   7,336              19,788
     Less accumulated depreciation
        and amortization                          (7,203)            (19,539)
                                                ---------          ---------
                                                $    133           $     249
                                                --------           ---------
                                                --------           ---------


          Depreciation has been provided for using the straight-line method over estimated useful lives of three to five years. Leasehold improvements have been fully amortized.


     CARRYING VALUE OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF


          In accordance with FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Company records impairment losses on long-lived assets when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. Based on the Company's estimate of future undiscounted cash flows, the Company expects to recover the carrying amounts of its long-lived assets. Nonetheless, it is reasonably possible that the estimate of undiscounted cash flows may change in the near term resulting in the need to write-down those assets to fair value.


     REVENUE RECOGNITION


          Revenue is recognized when products are shipped. Sales to certain resellers are subject to agreements allowing certain rights of return and price protection on unsold merchandise held by these resellers. The Company provides for estimated returns at the time of shipment and for price protection following price declines. Revenue earned under royalty or commission agreements is recognized in the period in which it is earned.

          Revenue from the sale of software, net of estimated returns, is recognized upon either shipment of the physical product or delivery of electronic product, at which time, collectibility is probable and the Company has no remaining obligations.


          In May 1997, the Financial Accounting Standards Board approved the American Institute of Certified Public Accountants Statement of Position, "Software Revenue Recognition" (SOP 97-2). SOP 97-2 provides revised and expanded guidance on software revenue recognition and applies to all entities that earn revenue from licensing, selling or otherwise marketing computer software. SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997. The application of SOP 97-2 is not expected to have a material impact on the Company's results of operations.


     WARRANTY EXPENSE


          The Company provides at the time of sale for the estimated cost to repair or replace products under warranty. The warranty period commences on the end user date of purchase and is normally one year for displays and digital video products and for the life of the product for graphics cards.


     ADVERTISING EXPENSES


          The Company expenses advertising expenses as incurred.


     NET INCOME  (LOSS) PER SHARE


          The Company adopted Statement of Financial Accounting Standards (SFAS) No. 128 in fiscal 1998. This statement requires the presentation of basic and diluted net income per share. Basic net income per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted average number of common and dilutive common shares outstanding during the period. Dilutive common equivalent shares consist of employee stock options using the treasury stock method. The Company has restated all prior period per share data presented as required by SFAS No. 128.
     Restated numbers as computed using the diluted method under SFAS No. 128 approximate those computed using the primary method as defined in Accounting Principals Board Opinion No. 15.


          Assuming the conversion of accounts payable and other creditor debt into common stock in the fourth quarter of fiscal 1996 had occurred at the beginning of fiscal 1996, the supplemental basic and diluted loss per share for fiscal 1996 would have been $0.02 per share.


     CASH AND CASH EQUIVALENTS


          The Company considers all highly liquid investments with a maturity from date of purchase of three months or less to be cash equivalents; investments with maturities between three and twelve months are considered to be short-term investments. Cash equivalents are carried at cost, which approximates market. There were no short-term investments as of September 30, 1998 or 1997. Approximately $0.1 million of the $0.6 million of cash at September 30, 1998 was restricted under various letters of credit.


     OFF BALANCE-SHEET RISK AND CONCENTRATION OF CREDIT RISK


          The Company sells its products to distributors in the United States and in various foreign countries. The Company performs on-going credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses.


     FAIR VALUE DISCLOSURES


          The carrying values of cash and cash equivalents and short-term borrowings approximate their fair values as of September 30, 1998. The fair value of short-term borrowings are estimated to approximate their carrying value as the borrowings are subject to variable interest rates.

          Estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.


     RECENT ACCOUNTING PRONOUNCEMENTS


          In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income". SFAS 130 establishes standards for reporting comprehensive income in a financial statement. Comprehensive income items include changes in equity (net assets) not included in net income. Examples are foreign currency translation adjustments and unrealized gains/losses on available for sale securities. This disclosure prescribed by SFAS 130 is required beginning with the quarter ending December 31, 1998. Adoption of SFAS No. 130 is not anticipated to have a material impact on the Company's financial statements.


          In June 1997, FASB issued SFAS 131, "Disclosures about Segments of an Enterprise and related Information." This statement establishes standards for the way companies report information about operating segments in financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has not yet determined the impact, if any, of adopting this standard. The disclosures prescribed by SFAS 131 are required in fiscal year 1999.


     RECLASSIFICATIONS


          Certain amounts in the September 30, 1996 financial statements have been reclassified to conform to the current year presentation.


NOTE TWO.  BORROWINGS


     LINE OF CREDIT ARRANGEMENT


          In August 1998, the Company entered into a $4.2 million working capital line of credit agreement with Silicon Valley Bank secured by the $5.2 million note issued by Korea Data Systems America, Inc. (KDS). The borrowing base under the working capital line of credit is eighty percent of the balance on the KDS note held by the Company. Under the terms of the working capital line of credit, the amount available to borrow will be decreased to an amount equal to eighty percent of the unpaid balance of KDS' installment obligations. As the borrowing base is dependent on the continued payment of monthly installments required by the note, there can be no assurance that it will be sufficient to allow the Company to borrow up to the full amount of the working capital line of credit. Interest is paid at the rate of 1.25% per month of 125% of the average daily outstanding balance of the loan. In addition, a one time administrative fee of .50% of 125% of each advance amount is also paid to Silicon Valley Bank. As of September 30, 1998, the outstanding loan balance was $1.3 million and is included as short-term borrowings in the accompanying Consolidated Balance Sheet.


          In February 1995, the Company and IBM Credit Corp. ("IBM Credit") entered into a $30.0 million Inventory and Working Capital Financing Agreement (the "Loan Agreement"). The Loan Agreement permitted advances for inventory and working capital up to the lesser of $30.0 million or 85% of eligible receivables ("Inventory and Working Capital Advances"). In September 1995, IBM Credit advanced an additional $20.0 million under the Loan Agreement to finance the manufacturing of the Company's MacOS compatible products (the "MacOS Advances").


          Immediately prior to the consummation of the restructuring of its unsecured and secured debt in September 1996 (the "Plan"), amounts outstanding to IBM Credit were approximately $26.4 million (See Note 11). In connection with the Plan, IBM Credit received 750,000 shares of the Company's Series A Convertible Preferred Stock and warrants to purchase 60,000 shares of Common Stock in consideration of the cancellation of $3.0 million of indebtedness to IBM Credit and for an additional advance of approximately $470,000. In addition, IBM Credit restructured the terms of the remaining approximately

     $23.4 million indebtedness into a working line of credit and a term loan. The term loan was repaid and the Convertible Preferred Stock was redeemed in August 1997 with the proceeds from the sale of 996,875 shares of the 1,741,127 shares of Splash Common Stock owned by the Company. During fiscal 1998, IBM exercised the option to purchase 174,113 shares of Splash Common Stock and a portion of the proceeds of the sale of the remaining 570,139 shares owned by the Company were used to repay in full the working line of credit with IBM Credit.


NOTE THREE.  COMMITMENTS AND CONTINGENCIES


     LEASES


          The Company leases facilities in Mountain View, California, where it has established its headquarters operations, and in San Jose, California, under operating leases.


          Future annual minimum lease payments under all noncancelable operating leases at September 30, 1998 are as follows (in thousands):


                                                 Gross                              Net
                                               Operating         Sublease        Operating
                                                Leases            Income           Leases
                                                ------            ------           ------
     1999                                         $352              $155              $197

                                                ------            ------            ------
       Total minimum lease payments               $352                                $197
                                                ------                              ------
                                                ------                              ------
       Total sublease income                                        $155
                                                                  ------
                                                                  ------


          Rent expense charged to operations amounted to approximately $0.5 million, $0.6 million and $1.5 million for the fiscal years ended September 30, 1998, 1997 and 1996, respectively. The rent expense amounts for fiscal 1998, 1997 and 1996 exclude a provision for remaining lease obligations on excess facilities.


          Sublease income for fiscal 1998, 1997 and 1996 was approximately $0.8 million, $1.3 million and $1.2 million, respectively.


     CONTINGENCIES


          (a) On November 16, 1995, Electronics for Imaging, Inc. ("EFI") filed a suit in the United States District Court in the Northern District of California alleging that the Company infringes a patent allegedly owned by EFI. Although the complaint does not specify which of the Company's products allegedly infringe the patent, subsequent pleading indicates that EFI alleges that the Company's Color Server products infringe. In January 1996, the Company completed the divestiture of the Color Server Group to Splash Technology Holdings, Inc.


          The Company has filed an answer denying all material allegations, and has filed counterclaims against EFI alleging causes of action for interference with prospective economic benefit, antitrust violations, and unfair business practices. EFI's motion to dismiss or sever the Company's amended counterclaims was granted in part and the ruling permitted the Company to file an amended counterclaim for antitrust violations. The Company has filed an amended antitrust claim. The Company believes it has meritorious defenses to EFI's claims and is defending them vigorously. In addition, the Company believes it may have indemnification rights or additional immunity with respect to elements of EFI's claims. A motion for summary judgment based on these indemnification rights disposing of EFI's claims was filed, and the court granted this motion finding the Company immune from suit under the patent after February 22, 1995. In March 1998, EFI and the Company agreed to dismiss their remaining claims against each other pending the outcome of EFI's appeal of this summary judgment finding. Pursuant to this agreement, if the Company prevails on appeal, the remaining claims will be dismissed. On the other hand, if EFI were to prevail on appeal, then EFI could refile its claims and the Company would intend to continue to vigorously defend against such claims and prosecute its own claims against EFI. In such event, neither the Company nor Splash Technology Holdings, Inc. would be able to advance the immunity defense ruled on in the summary judgment motion, which would require the Company to defend EFI's claims based upon their merits. EFI filed its notice of appeal on April 7, 1998, each party submitted opening briefs, oral argument was heard in December 1998 and the District Court summary judgement was affirmed by the Federal Circuit Court after the oral argument. No further appeal is expected and the case should be concluded.


          (b) On July 18, 1997, Intelligent Electronics, Inc. and its affiliates filed a suit in the United States District Court for the District of Colorado alleging a breach of contract and related claims in the approximate amount of $800,000, maintaining that the Company failed to comply with various return, price protection, inventory balancing and marketing development funding undertakings. In 1997, the Company filed an answer to the complaint and cross-claimed against the plaintiffs and in October 1997 additionally cross claimed against Deutsche Financial, Inc., a factor in the account relationship between the Company and the plaintiffs, seeking the recovery of approximately $2 million. The Company continues to investigate these claims as well as cross claims and expects to vigorously defend and prosecute them as applicable. The Company has provided for the full amount of accounts receivable due from Intelligent Electronics, Inc. and Deutsche Financial, Inc.


          (c) The Company is involved in a number of other judicial and administrative proceedings incidental to its business. The Company intends to defend such lawsuits vigorously and although adverse decisions (or settlements) may occur in one or more of such cases, the final resolution of these lawsuits, individually or in the aggregate, is not expected to have a material adverse effect on the financial position of the Company. However, depending on the amount and timing of an unfavorable resolution of these lawsuits, it is possible that the Company's future results of operations or cash flows could be materially adversely affected in a particular period. In addition, the costs of defense, regardless of the outcome, could have a material adverse effect on the results of operations and financial condition of the Company.


NOTE FOUR. SHAREHOLDERS' EQUITY


     STOCK SPLITS


          A one-for-ten reverse split of the Company's Common Stock became effective March 9, 1998. All references to share and per share data for all periods presented have been adjusted to give effect to this split.


     SHARES SUBJECT TO ISSUANCE


          As of September 30, 1998, the Company was subject to issuing approximately 10,000 shares of Common Stock associated with the settlement of a securities class action lawsuit in fiscal 1995.


     STOCK OPTIONS


          The Company's 1986 Stock Option Plan, as amended (the "1986 Plan"), authorized the issuance of up to 297,500 shares of common stock upon the exercise of incentive stock options or nonqualified stock options that may be granted to officers, employees, directors, consultants and independent contractors. Under the 1986 Plan, options are exercisable, subject to vesting, for a term of up to ten years after the date of grant. The 1986 Plan expired in October 1996 and provided for options to be granted at prices ranging from 50% to 100% of the fair market value of the common stock on the date of grant, as determined by the Board of Directors. Vesting of shares is also determined by the Board of Directors at the date of grant. Outstanding grants of options to purchase 21,446 shares of Common Stock continue to be exercisable according to the terms of the grants, and all unused shares under the 1986 Plan are reserved for issuance under the 1995 Stock Option Plan.

          The Company's 1995 Stock Option Plan (the "1995 Plan") authorizes the issuance of up to 769,892 shares of common stock upon the exercise of incentive stock options or nonqualified stock options that may be granted to officers, employees, directors, consultants and independent contractors. Shares available for grant under the 1995 Plan include 143,231 shares which were not issued under the 1986 Plan. Under the 1995 Plan, options are exercisable, subject to vesting, for a term of up to ten years after the grant date. Options may be granted at prices ranging from 85% to 100% of the fair market value of the common stock on the date of grant, as determined by the Board of Directors. Vesting of shares is also determined by the Board of Directors at the date of grant. As of September 30, 1998, 571,416 options were outstanding under the 1995 Plan. The 1995 Plan will expire in December 2005.


          Pursuant to the 1994 merger with SuperMac Technologies, Inc., Radius assumed 97,524 outstanding options originally issued under the SuperMac 1988 Stock Option Plan (the "SuperMac Plan"). These options will be administered in accordance with the SuperMac Plan until all options are exercised or expired. As of September 30, 1998, 762 options remain outstanding under the SuperMac Plan and are exercisable, subject to vesting, for a term of up to ten years after the date of grant.


          The Company has also reserved 19,000 shares of common stock for issuance to non-employee directors pursuant to options granted under the 1994 Directors' Stock Option Plan (the "1994 Plan"), including 9,000 shares which were not issued under the Company's 1990 Directors' Stock Option Plan. Such options may only be nonqualified stock options, must be exercised within ten years from the date of grant, and must be granted in accordance with a non-discretionary formula. Under this formula, each new director receives an option to purchase 1,000 shares when that director is first appointed to the Board and an option to purchase 250 shares on each anniversary of such director's appointment. As of September 30, 1998, 1,750 options were outstanding under this plan at exercise prices ranging from $3.438 to $108.75 per share. Of the options granted under the 1994 Plan, 627 are exercisable at September 30, 1998.


          Prior to the approval of the 1994 Plan, the 1990 Directors' Stock Option Plan (the "Prior Plan") was in effect. As of September 30, 1998, the Prior Plan had 1,000 options outstanding at $97.50. Such options are nonqualified stock options, must be exercised within five years from the date of grant, and were granted in accordance with a non-discretionary formula. Options unissued under the Prior Plan become available for grant under the 1994 Plan.


          In March 1993, the Company granted a nonqualified stock option to one former officer to purchase a total of 25,000 shares of common stock outside the Company's 1986 Stock Option Plan at an exercise price of $77.50 per share. This stock option was subsequently repriced to $4.688. This option is exercisable for a term of ten years and vests over a fifty month period commencing on the date of grant. During fiscal 1994, 15 of these shares were exercised by the officer, and as of September 30, 1998, the remaining 24,985 shares were exercisable.


          During fiscal 1998, the Company granted, outside of the Company's Stock Option Plans, 50,000 nonqualified stock options to an employee for an exercise price of $2.625, the fair market value of the Company's Common Stock on the relevant date. These options are exercisable for a term of ten years and vest over a two year period commencing on the date of grant.

          The following table summarizes the consolidated activity under all of the Company's plans:


                                                                                            Weighted
                                                  Shares Under                               Average
                                                     Option           Exercise Price     Exercise Price
                                                 -------------        --------------     --------------
   Outstanding at September 30, 1995                  200,739        $13.60 - $289.60        $102.60
        Granted                                       120,546        $12.80 - $ 44.40        $ 23.60
        Exercised                                     (11,152)       $13.60 - $ 23.70        $  3.70
        Canceled                                     (193,317)       $13.60 - $255.80        $ 70.70
                                                 -------------
   Outstanding at September 30, 1996                  116,816        $12.80 - $172.50        $ 43.40
        Granted                                       712,211        $ 2.80 - $  5.90        $  4.00
        Exercised                                     (52,579)       $ 3.40 - $  4.70        $  4.70
        Canceled                                      (92,851)       $ 2.80 - $172.50        $ 28.00
                                                 -------------
   Outstanding at September 30, 1997                  683,597        $ 2.80 - $108.75        $  4.20
        Granted                                       458,957        $ 1.56 - $  6.25        $  2.87
        Exercised                                     (21,935)       $ 3.44 - $  4.69        $  4.14
        Canceled                                     (275,759)       $ 2.81 - $  6.25        $  3.77
                                                 -------------
   Outstanding at September 30, 1998                  844,860        $ 1.56 - $108.75        $  3.62
                                                 ------------
                                                 ------------


          The following table summarizes information concerning outstanding and exercisable options at September 30, 1998:


                                      Options Outstanding                                   Options Exercisable
                          ----------------------------------------------------         ----------------------------

                                                Weighted
                                                 Average             Weighted                             Weighted
      Range of               Options            Remaining             Average             Options          Average
      Exercise             Outstanding         Contractual           Exercise           Exercisable       Exercise
       Prices                                      Life                Price                                Price
   ----------------       -------------       -------------         ----------         -------------     ----------
   $ 1.56 - $  3.88            455,408           9.39 Years           $ 2.87                118,607        $ 2.88
   $ 4.06 - $  5.31            387,952           8.40 Years           $ 4.18                347,536        $ 4.17
   $19.38 - $108.75              1,500           6.30 Years           $86.35                  1,314        $91.62
   ----------------       ------------                                                 ------------
   $ 1.56 - $108.75            844,860           8.93 Years           $ 3.62                467,457        $ 4.09
                          ------------                                                 ------------
                          ------------                                                 ------------


          The Company accounts for stock options in accordance with FASB Statement No. 123, Accounting for Stock-Based Compensation ("FAS 123"). Under FAS 123, the Company may continue following existing accounting rules or adopt a new fair value method of valuing stock-based awards. The Company has elected to continue to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its stock options plans and the Employee Stock Purchase Plan and has not adopted the alternative fair value method of accounting provided under FAS 123. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.


          Pro forma information regarding net income and earnings per share is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to September 30, 1995 under the fair value method of that Statement. The weighted-average grant-date fair value of options granted in fiscal 1998 was $2.18. The fair value of options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for fiscal years 1998, 1997 and 1996, respectively: risk free interest rate of approximately 5.5%, 6% and 6%; dividend yield of 0% for all years; volatility factors of the expected market price of the Company's Common Stock of 1.148, 1.077 and 1.077 and a weighted-average expected life of the option of four years.


          For purposes of pro forma disclosures, the estimated fair values of the options are amortized to expense over the related vesting periods. The Company's pro forma net income (loss) for 1997 and 1996 was not materially different from reported amounts.


          The Company's pro forma information for 1998 follows (in thousands except for income per share information):


                                                                                  Year ended
                                                                              September 30, 1998
                                                                              ------------------
          Net income applicable to common
              shareholders as reported                                               $8,733
                                                                                     ------
                                                                                     ------
          Pro forma net income applicable
              to common shareholders for FAS 123                                     $8,089
                                                                                     ------
                                                                                     ------

          Pro forma net income per common share:
          Pro forma basic net income per share applicable
              to common shareholders                                                  $1.46
                                                                                      -----
                                                                                      -----
          Pro forma diluted net income per share
              applicable to common shareholders                                       $1.46
                                                                                      -----
                                                                                      -----

          Shares used in computing pro forma net income per common
              share:
          Shares used in computing pro forma basic net
              income per common share                                                 5,522
                                                                                      -----
                                                                                      -----
          Shares used in computing pro forma diluted
              net income per common share                                             5,557
                                                                                      -----
                                                                                      -----


          Since FAS 123 is applicable only to options granted subsequent to September 30, 1995, its pro forma effect will not be fully reflected until fiscal year 2002.


     EMPLOYEE STOCK PURCHASE PLAN


          The Company has an employee stock purchase plan under which substantially all employees may purchase common stock through payroll deductions at a price equal to 85% of its fair market value as of certain specified dates. Stock purchases under this plan are limited to 10% of an employee's compensation, and in no event may exceed $21,250 per year. The Company suspended the operation of its employee stock purchase plan in fiscal 1997 and expects to be able to resume operation of the plan during fiscal 1999. At September 30, 1998, 15,900 shares remain available for issuance under the plan.

NOTE FIVE.  FEDERAL AND STATE INCOME TAXES


     The provision (benefit) for income taxes consists of the following:


                                           Year ended September 30,
                                  ----------------------------------------
                                  1998               1997             1996
                                  ----               ----             ----
                                                (in thousands)
     Federal:
       Current                 $      -         $      50         $      -


     Foreign:
       Current                   (1,000)              251              765

     State:
       Current                        -                15               50
                               --------         ---------         --------
                               $ (1,000)        $     316         $    815
                               ---------        ---------         --------
                               ---------        ---------         --------


          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                                            September 30,
                                                                    ----------------------------
                                                                       1998               1997
                                                                       ----               ----
                                                                           (in thousands)
   Deferred tax assets:

            Net operating loss carryforwards                         $  25,017        $  19,687
            Reserves and accruals not currently tax deductible           3,232            8,542
            Capitalized research & development expenditures              2,769            4,399
            Inventory write-downs                                        1,275            4,835
            Other                                                        1,082            3,122
                                                                     ---------        ---------
            Total deferred tax assets                                   33,375           40,585
            Valuation allowance for deferred tax assets                (33,375)         (40,585)
                                                                     ----------         --------
            Deferred tax assets                                      $       -        $       -
                                                                     ---------        ---------
                                                                     ---------        ---------


          FASB Statement 109, Accounting for Income Taxes, provides for the recognition of deferred tax assets if realization of such assets is more likely than not. The Company's valuation allowance reduced the deferred tax asset to the amount realizable. The Company has provided a full valuation allowance against its net deferred tax assets due to uncertainties surrounding their realization. Due to the net losses reported in prior years and as a result of the material changes in operations, predictability of earnings in future periods is uncertain. The Company will evaluate the realizability of the deferred tax asset on a quarterly basis.

          The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before taxes. The sources and tax effects of the differences are as follows:


                                                             Year ended September 30,
                                                    -----------------------------------------
                                                     1998              1997             1996
                                                     ----              ----             ----
                                                                  (in thousands)
     Expected tax at statutory rate               $   2,707         $     554       $      (56)
     Change in valuation allowance                   (2,707)             (504)             241
     Reversal of previously accrued foreign taxes    (1,000)                -                -
     State income tax, net of federal tax benefit         -                15               50
     Other                                                -               251              580
                                                  ---------         ---------       ----------
                                                  $  (1,000)        $     316       $      815
                                                  ----------        ---------       ----------
                                                  ----------        ---------       ----------


          During the fourth quarter of fiscal 1998, the Company reversed approximately $1.0 million of previously accrued foreign taxes as a result of reduced tax exposures in certain foreign jurisdictions.

          As of September 30, 1998, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $62.0 million and $65.0 million, respectively. The federal loss carryforwards will expire beginning in 2011, if not utilized and the state loss carryforwards will expire beginning in 1999, if not utilized.

          As a result of the issuance of Common Stock and Series A Convertible Preferred Stock in exchange for certain liabilities of the Company in September 1996, the Company experienced a "change in ownership" as defined under Section 382 of the Internal Revenue Code. Accordingly, utilization of net operating loss and tax credit carryforwards generated prior to September 1996 will be subject to an annual limitation of approximately $2.0 million due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions, except under limited circumstances.


NOTE SIX.  STATEMENTS OF CASH FLOWS


                                                               Year ended September 30,
                                                      ------------------------------------------
                                                       1998              1997              1996
                                                       ----              ----              ----
                                                                    (in thousands)
         Supplemental disclosure of cash
           flow information:
         Cash paid during the year for:
           Interest                                  $     495         $   2,988        $   3,792
                                                     ---------         ---------        ---------
                                                     ---------         ---------        ---------
           Income taxes                              $       9         $       8        $     253
                                                     ---------         ---------        ---------
                                                     ---------         ---------        ---------
         Supplemental schedule of noncash
           investing and financing activities:
              Common and preferred stock issued
                to creditors                         $       -         $       -        $  45,503
                                                     ---------         ---------        ---------
                                                     ---------         ---------        ---------
              Conversion of short-term borrowings
                to long-term borrowings              $       -         $       -        $  21,940
                                                     ---------         ---------        ---------
                                                     ---------         ---------        ---------

NOTE SEVEN.  EXPORT SALES AND MAJOR CUSTOMERS


          The Company's export sales were approximately $3.7 million, $4.9 million and $45.8 million in the fiscal years ended September 30, 1998, 1997 and 1996, respectively, and included export sales to Europe of approximately $1.3 million, $1.8 million and $21.2 million, respectively. The Pacific, Asia, and Latin America region sales were approximately $2.4 million, $3.1 million and $24.6 million for fiscal years ended September 30, 1998, 1997 and 1996, respectively. During fiscal 1996, the Company entered into exclusive distributor arrangements with respect to Japan and Europe and earns royalties and commissions under such arrangements. In fiscal 1998, the Company modified its relationships with its distributors in Japan and Europe for its digital video software products and terminated the exclusivity provisions. These products are purchased from the Company at a discount from the price list and no commissions are paid. For the fiscal year ended September 30, 1998, the Company earned approximately $0.5 million and $0.2 million in royalties and commissions from Europe and Japan, respectively, which are included in the above amounts.


          One customer accounted for approximately 53.5%, 66.1% and 34.3% of the Company's net sales during the years ended September 30, 1998, 1997 and 1996, respectively.


NOTE EIGHT.  RESTRUCTURING AND OTHER CHARGES


     RADIUS FISCAL 1995 RESTRUCTURING AND OTHER CHARGES


          In September 1995, Radius recorded charges of $57.9 million in connection with the Company's efforts to refocus its business on the color publishing and multimedia markets. The charges primarily included a writedown of inventory and other assets. Additionally, it included expenses related to the cancellation of open purchase orders, excess facilities and severance. The charges are included in cost of sales ($47.0 million), and selling, general and administrative expense ($10.9 million). The remaining balance of $20,000 in its restructuring reserve, which related to employee severance costs, was eliminated in fiscal 1998.


NOTE NINE.  TECHNOLOGY LICENSING FROM REPLY CORPORATION


          On March 31, 1997, the Company licensed certain technology from Reply Corporation ("Reply") that allowed the Company to develop and market PCI bus adapter cards featuring Windows compatibility to users of Macintosh products. First customer shipments of these products were made during the third fiscal quarter of 1997. Effective in the third fiscal quarter, the Company purchased such technology along with certain assets and inventory. The purchase price of such assets and inventory was approximately $401,000, although the Company is required to pay a royalty fee based upon the number of products sold which incorporate such technology. The Company pays a royalty for Radius products containing the acquired technology in the amount of 5% of net revenue until cumulative royalties exceed $1.5 million, when the rate is reduced to 3%, until cumulative royalties of $2.5 million are paid, after which no royalty is due. In September 1997, the Company discontinued the development of its DOS on Mac products and shipments of related products were terminated in the first quarter of fiscal 1998. As of September 30, 1998, the Company has paid an aggregate of approximately $86,000 in royalties. Additionally, the Company issued a warrant to Reply to purchase 50,000 shares of the Company's Common Stock at a price of $12.50 per share exercisable over a forty-two month period. The Company has agreed with representatives of the current holders of the warrant to repurchase the warrant for $10,000, subject to final documentation.

NOTE TEN.  BUSINESS DIVESTITURES


          COLOR SERVER GROUP. In January 1996, the Company completed the sale of its Color Server Group ("CSG") to Splash Merger Company, Inc. (the "Buyer"), a wholly owned subsidiary of Splash Technology Holdings, Inc. ("Splash"). In fiscal 1996, the Company received approximately $21.0 million in cash and, as of September 30, 1998, an additional $2.0 million is being maintained in escrow to secure certain indemnification obligations. The Company also received 4,282 shares of Splash's 6% Series B Redeemable and Convertible Preferred Stock which were converted into shares of Splash's Common Stock outstanding in connection with the initial public offering of Splash. In June 1996, the Company granted IBM Credit, its secured lender, an option to purchase 174,113 shares of Splash Common Stock in connection with the restructuring of the terms of its loan agreement with IBM Credit (also, see Note 11). The remaining shares of Splash Common Stock were also pledged to IBM Credit. As of July 1998, IBM Credit had exercised its option of Splash Common Stock in full and the working capital line of credit with IBM Credit was fully repaid in fiscal 1998.


          PORTRAIT DISPLAY LABS. In January 1996, the Company entered into a series of agreements with Portrait Display Labs, Inc. ("PDL"). Under these agreements, PDL settled its outstanding receivable to the Company by paying the Company $500,000 in cash and issuing to the Company 214,286 shares of PDL's Common Stock. The cash proceeds were paid to IBM Credit. Due to an expected recapitalization of PDL, the Company's interests became deeply subordinated to new investors in PDL. Therefore, the Company does not anticipate that it will realize any future material benefit from its investment in PDL. These shares are not valued for financial statement purposes.


          UMAX DATA SYSTEMS, INC. In February 1996, the Company sold its MacOS compatible systems business to UMAX Computer Corporation ("UCC"), a company formed by UMAX Data Systems, Inc. ("UMAX"). The Company received approximately $2.3 million in cash and debt relief and 1,492,500 shares of UCC's Common Stock, representing approximately 19.9% of UCC's then outstanding shares of UCC Common Stock. The cash proceeds were paid to IBM Credit. In March 1998, due to Apple's recent reversal in MacOS licensing policy, the Company sold the Common Stock of Umax Computer Corporation held by it to Umax Data Systems, Inc. for $550,000.



NOTE ELEVEN.  STOCK ISSUED TO CREDITORS


          In September 1996, the Company, IBM Credit and its unsecured creditors consummated a restructuring of the Company's outstanding indebtedness pursuant to which the Company's creditors received equity in satisfaction of their claims (the "Plan"). The Company issued 3,629,420 shares of Common Stock in satisfaction of approximately $45.9 million in unsecured claims (including a $1.0 million reserve for unknown or unresolved claims) and repaid approximately $1.9 million of unsecured claims, most of which were less than $50,000, at an average discount of approximately 75% of the amount of the claim. Of these shares of Common Stock issued pursuant to the Plan, 79,128 were issued to the Radius Creditors Trust for the purpose of satisfying unresolved or unknown claims. As of September 30, 1997, all shares of Common Stock held by the Radius Creditors Trust had been disbursed to various claimants. The Company also issued 750,000 shares of its Series A Convertible Preferred Stock (convertible into an aggregate of 552,303 shares of Common Stock) and warrants to purchase 60,000 shares of Common Stock to IBM Credit in satisfaction of $3.0 million indebtedness and in consideration of restructuring its remaining approximately $23.4 million indebtedness to IBM Credit. The Company also issued warrants to purchase 5,000 shares of Common Stock to Mitsubishi in consideration of the extension of open credit terms to the Company. The warrants expire October 13, 2000. The Company also issued to its unsecured creditors, who received Common Stock, Rights ("Rights") to receive up to an additional 1,104,606 shares of Common Stock in the event that the Series A Convertible Preferred Stock is converted into Common Stock (including 24,082 Rights issued to the Radius Creditors Trust). All outstanding shares of the Convertible Preferred Stock were redeemed in September 1997. Because such Series A Convertible Preferred Stock was redeemed prior to conversion of any shares of such Preferred Stock into Common Stock, no shares of CommonStock will be issuable pursuant to the Rights. All such Rights have expired.

          Considering the value of the Common and Preferred Stock issued or issuable to the creditors, the percentage of the Company's ownership issued to the creditors, the large blocks of stock issued to a certain few creditors, Common Stock warrants issued and other costs, such as cash settlements, legal and accounting expenses and the option to IBM Credit to purchase 10% of the Company's investment in Splash, and considering appropriate discounts on the stock issued, the Company concluded that the value of consideration given up was equal to the indebtedness forgiven.
     As a result, the accompanying financial statements do not include any extraordinary gain or loss resulting from the execution of the Plan.


NOTE TWELVE. LICENSING OF ASSETS TO KOREA DATA SYSTEMS AMERICA, INC.


          In June 1998, the Company licensed certain technology and assets necessary to conduct its monitor and color publishing business to KDS, leaving the Company free to focus on its digital video software business. The brand name and trademark RADIUS was one of the assets so licensed because of its primary association with monitors. In August 1998, the Company amended and restated this license and agreed to sell the licensed assets to KDS pursuant to an asset transfer agreement, subject to certain contingencies at the discretion of KDS. The monitor business has accounted for substantially all of the revenues of the color publishing product line and 55.3% of the Company's revenues during fiscal 1998. Under the license and asset transfer agreement, Radius has transferred (by licensing or by assignment if KDS elects to close the asset transfer agreement) its Radius, Supermac, PressView and certain other trademarks to KDS and has licensed certain intellectual property pertaining to PressView and PrecisionView monitors. KDS has not agreed to purchase any inventory or other tangible assets of Radius under the license and asset transfer agreement. The expected value of the transaction is $6.2 million paid or to be paid in installments, including $0.85 million paid in August 1998 and $0.35 million in September 1998 under the amended license and $0.5 million under the original license in June 1998. The remaining amount is payable in installments through October 1999. These installment payment obligations have been pledged to secure a $4.2 million line of credit from Silicon Valley Bank. KDS' performance is guaranteed by a Korean corporation and its US affiliate. The agreement is expected to close by June 1999 if contingencies are satisfied. In the interim, Radius has licensed KDS the use of its monitor trademarks and specific technology and expects to wind down its monitor business activities as current supplies of monitors are sold, whether or not the asset purchase agreement is completed. In the event that the asset purchase agreement is not completed, the license agreement will continue as a perpetual license. Radius will continue to use the transferred trademarks and technology until the transition is completed over the next several months and expects to focus on its digital video line of business during this transition period. Additionally, the Company had agreed with KDS to continue to support the sale of the monitors through the Company's sales force during August and September in return for $55,000 a month and a sharing of the gross margin from the sale of the monitor products during this period. The Company will provide a diminishing level of support until KDS has fully assumed all relevant activities. KDS will reimburse the Company for this support.


          As of September 30, 1998, the remaining balance receivable under the agreement was $4.5 million which is included as note receivable and deferred revenue in the accompanying Consolidated Balance Sheet. The Company will recognize other income under the license agreement as cash is received on the note.

NOTE THIRTEEN.   COMPUTATION OF PER SHARE COMMON INCOME (LOSS)


The following table presents the calculation of basic and diluted earnings per share as required under SFAS 128:


                                                                 1998           1997              1996
                                                               --------      ---------         ----------
                                                                (in thousands, except per-share amounts)

NUMERATOR:
   Numerator for basic and diluted earnings per share -
     income (loss) available to common stockholders             $ 8,733       $    996           $  (975)
                                                               --------      ---------         ----------
                                                               --------      ---------         ----------

DENOMINATOR:
   Denominator for basic earnings per share - weighted-average
     shares outstanding                                           5,522          5,389             2,125

   Effect of dilutive securities:
     Employee stock options                                          35            133                 -
                                                               --------      ---------         ---------
   Dilutive potential common shares                                  35            133                 -
   Denominator for diluted earnings per share - adjusted
     weighted-average shares outstanding                          5,557          5,522             2,125
                                                               --------      ---------         ---------
                                                               --------      ---------         ---------

Basic earnings (loss) per share                                 $  1.58       $   0.18           $ (0.46)
                                                               --------      ---------         ----------
                                                               --------      ---------         ----------

Diluted earnings (loss) per share                               $  1.57       $   0.18           $ (0.46) (1)
                                                               --------      ---------         ----------
                                                               --------      ---------         ----------


(1) Diluted earnings per share does not reflect any potential shares relating to employee stock options or the convertible preferred stock due to a loss reported for the period, in accordance with FAS 128. The assumed issuance of any additional shares would be antidilutive.


Diluted earnings per share in 1998 and 1997 also does not include certain stock options as those options are at exercise prices in excess of fair market value, 750,446 and 341,252, respectively.


For additional disclosure regarding the employee stock options, see Note 4.

NOTE FOURTEEN.  SUBSEQUENT EVENTS (UNAUDITED)


     TECHNOLOGY PURCHASE FROM POST DIGITAL SOFTWARE, INC.


          On November 23, 1998, the Company acquired certain software and other intangible property from Post Digital Software, Inc. for (i) an initial payment of $50,000, (ii) earnout payments equal to at least $50,000 but not exceeding $700,000 based on subsequent sales of the Company's digital video products incorporating such software and (iii) a warrant to purchase up to 50,000 shares of the Company's Common Stock at an exercise price of $1.50 per share. The warrant is exercisable over a four year period through November 23, 2002. The warrant can be exercised for up to 12,000 shares on May 1, 1999, plus an additional 2,000 shares for each full month that transpires thereafter, up to a total of 50,000 shares.


     SALE OF CERTAIN COLOR PUBLISHING TECHNOLOGY


          On December 4, 1998, the Company agreed to sell certain software and other intangible property associated with its monitor and color publishing business to Splash Technology Holdings, Inc. ("Splash") in consideration of $275,000 and the early release of $1.0 million from an escrow established for the benefit of Splash when the Company's Color Server Group was sold to Splash in January 1996. These funds were received on December 16, 1998.
     In the transaction, Splash licensed some of the transferred technology back to the Company for a term of two years on a fully paid up basis. See Note 10.


     CONCLUSION OF LITIGATION WITH ELECTRONICS FOR IMAGING, INC.


          On December 8, 1998, the appeal by EFI was briefed and was argued to the court. On December 9, 1998, in a per curium order, the Federal Circuit Court affirmed the summary judgment by the district court in favor of the Company. No further appeal is expected and the case should be concluded. See Note 3. As a result, the Company has requested the release of all remaining funds from the escrow established in connection with the disposition of the Color Server Group to Splash. See Note 10.


     SCHEDULE II --- VALUATION AND QUALIFYING ACCOUNTS
(IN THOUSANDS)


                                            Balance at     Charged to    Charged                         Balance
                                            beginning       costs and    to other                        at end of
         Description                        of period       expenses     accounts     Deductions(1)      period
         -----------                        ---------       --------     --------     -------------      --------
ALLOWANCE FOR DOUBTFUL ACCOUNTS:

     Year ended September 30, 1996            $8,502          $   91        $0          $  6,461         $2,132

     Year ended September 30, 1997            $2,132          $4,706        $0          $  2,080         $4,758

     Year ended September 30, 1998            $4,758          $   30        $0          $    894         $3,894

-----------------------------

(1)  Uncollectible accounts written off.

                  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED
                                 SHAREHOLDER MATTERS


     The Company's Common Stock was quoted on the Nasdaq National Market from August 21, 1991 until July 1, 1996. The Company's Common Stock is now quoted on the Nasdaq SmallCap Market under the symbol "RDUS." The high and low sales prices for the Common Stock are indicated below, adjusted to reflect the one-for-ten reverse split effective March 9, 1998. See "Recent Developments - Potential Nasdaq SmallCap Market Delisting."


Year Ended September 30, 1997                        Low                    High
-----------------------------                        ---                    ----
First Quarter                                       $4.69                  $18.12
Second Quarter                                       3.12                    5.31
Third Quarter                                        1.87                    4.06
Fourth Quarter                                       2.50                    7.19

Year Ending September 30, 1998
------------------------------

First Quarter                                        2.81                    7.19
Second Quarter                                       2.25                    4.37
Third Quarter                                        2.37                    5.87
Fourth Quarter                                       0.94                    2.94


     On September 30, 1998, there were approximately 2,207 holders of record of the Company's Common Stock.


     The price of the Company's Common Stock has fluctuated widely in the past. Management believes that such fluctuations may have been caused by announcements of new products, quarterly fluctuations in the results of operations and other factors, including changes in conditions of the personal computer industry in general and of Apple Computer in particular, changes in the Company's results of operations and financial condition and sales of large numbers of shares of Common Stock by former creditors of the Company. Stock markets, and stocks of technology companies in particular, have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of securities issued by the Company and other high technology companies, often for reasons unrelated to the operating performance of the specific companies. Due to the factors referred to herein, the dynamic nature of the Company's industry, general economic conditions, and other factors, the Company's future operating results and stock prices may be subject to significant volatility in the future. Such stock price volatility for the Common Stock has in the past provoked securities litigation, and future volatility could provoke litigation in the future that could divert substantial management resources and have an adverse effect on the Company's results of operations.


     The Company has never declared or paid any cash dividends on its Common Stock. The Company anticipates that it will retain any future earnings for use in its business or the retirement of debt and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

                           EXECUTIVE OFFICERS AND DIRECTORS


      NAME                                      POSITION
      ----                                      --------

Mark Housley                  Chairman of the Board of Directors and Chief
                                Executive Officer

Henry V. Morgan               Director, Secretary

Steven Petracca               Senior Vice President (resigned)

Charles W. Berger             Director (Chairman and CEO of Imgis, Inc.)

Michael D. Boich              Director

John C. Kirby                 Director


                                       FORM 10K


     The Company will provide without charge to any shareholder upon request a copy of the Company's Annual Report of Form 10K. Such written request should be made to:


                                     Radius Inc.
                                  Investor Relations

              460 East Middlefield Road, Mountain View, California 94043

                                RADIUS INC.

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                              FEBRUARY 26, 1999

       THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS

     The undersigned hereby appoints Mark Housley and Henry V. Morgan, or either of them, each with power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Radius Inc. (the "Company") to be held at 460 East Middlefield Road, Mountain View, California 94043 on February 26, 1999, at 11:00 a.m., P.D.T., and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters:

                                                              ----------------
                                                              See Reverse Side
                                                              ----------------

                                                      Please mark
                                                      your votes as / X /
                                                      indicated in
                                                      this example


ACCOUNT NUMBER ______________  COMMON _______________  PREFERRED ______________

     The Board of Directors recommends a vote FOR all of the nominees and FOR each of the Proposals.
                                          for all nominees,
                                 for all     except the       withhold authority
                                nominees  following nominees:  for all nominees
1. Election of Directors           / /           / /                 /  /
   Nominees:  Charles W. Berger,
   Michael D. Boich, John Cirigliano,
   Mark Housley, Hank Morgan,
   Jack Kirby, Stephen Manousos

                                           FOR     AGAINST      ABSTAIN
2. AMENDMENT TO STOCK PURCHASE PLAN       / /       / /          / /


                                           FOR     AGAINST      ABSTAIN
3. ADOPTION OF 1999 EMPLOYEE STOCK         / /       / /          / /
   PURCHASE PLAN AND SHARE
   RESERVATION

                                           FOR     AGAINST      ABSTAIN
4. AMENDMENT OF ARTICLES OF                / /       / /          / /
   INCORPORATION TO EFFECTUATE A
   NAME CHANGE

                                           FOR     AGAINST      ABSTAIN
5. RATIFICATION OF THE APPOINTMENT OF     / /       / /          / /
   ERNST & YOUNG LLP AS THE COMPANY'S
   INDEPENDENT AUDITORS

                                     THIS PROXY WILL BE VOTED AS DIRECTED. IN
                                     THE ABSENCE OF DIRECTION, THIS PROXY WILL
                                     BE VOTED FOR the nominees listed and FOR each of THE PROPOSALS.

                                     In their discretion, the proxies are
                                     authorized to vote upon such other
                                     business as may properly come before the meeting or any adjournment or postponement thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

                                     THIS PROXY IS SOLICITED ON BEHALF OF THE
                                     BOARD OF DIRECTORS OF THE COMPANY.

                                     WHETHER OR NOT YOU EXPECT TO ATTEND THE
                                     MEETING, PLEASE COMPLETE, DATE, SIGN AND
                                     PROMPTLY RETURN THIS PROXY IN THE
                                     ENCLOSED, POSTAGE-PAID ENVELOPE SO THAT
                                     YOUR SHARES MAY BE REPRESENTED AT THE
                                     MEETING.


     Signature(s)                                         Dated:          , 1999
                 ----------------------------------------       ---------

Please sign exactly as your name(s) appear(s) on your stock certificate. If shares are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a deceased shareholder should give their full title. Please date the proxy.